Exhibit 2.1

Execution Version

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

BLOCKCHAIN MOON ACQUISITION CORP.,

MALIBU PARENT INC.

HERMOSA MERGER SUB LLC

AND

DLTx ASA

DATED AS OF OCTOBER 14, 2022

TABLE OF CONTENTS

i

ii

ANNEXES AND EXHIBITS

Annex A	Supporting Company Shareholders
Exhibit A	Form of Transaction Support Agreements
Exhibit B	Excluded Assets

iii

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of October 14, 2022, is made by and among Blockchain Moon Acquisition Corp., a Delaware corporation (“BMAC”), Malibu Parent Inc., a Delaware corporation (“New BMAC”), Hermosa Merger Sub LLC, a Delaware limited liability company (“Merger Sub”), and DLTx ASA, a Norwegian public limited liability company (the “Company”). BMAC, New BMAC, Merger Sub, and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, (a) BMAC is a blank check company incorporated as a Delaware corporation on January 22, 2021, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, (b) New BMAC is, as of the date of this Agreement, a direct wholly owned Subsidiary of BMAC, and (c) Merger Sub is, as of the date of this Agreement, a direct wholly owned Subsidiary of New BMAC;

WHEREAS, each of New BMAC and Merger Sub was formed for purposes of consummating the transactions contemplated by this Agreement and the applicable Ancillary Documents, including, with respect to New BMAC, to act as the publicly traded company for New BMAC and its Subsidiaries (and their businesses) after the Closing;

WHEREAS, pursuant to the Governing Documents of BMAC, BMAC is required to provide an opportunity for its stockholders to have their outstanding BMAC Common Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the BMAC Stockholder Approval;

WHEREAS, as of the date of this Agreement, Jupiter Sponsor LLC, a Delaware limited liability company (the “BMAC Sponsor”), owns 3,305,000 BMAC Common Shares;

WHEREAS, concurrently with the execution of this Agreement, the BMAC Sponsor, BMAC and the Company are entering into the sponsor letter agreement (the “Sponsor Letter Agreement”), pursuant to which the BMAC Sponsor has agreed, among other things, to vote in favor of this Agreement and the transactions contemplated hereby (including the Merger) on the terms and subject to the conditions set forth in the Sponsor Letter Agreement and to not redeem any of its BMAC Common Shares;

WHEREAS, effective as of 12:01 a.m. Eastern Time of the Closing Date and prior to the Closing, (a) BMAC will merge with and into Merger Sub in accordance with Section 264 of the General Corporation Law of the State of Delaware (the “DGCL”) and Section 18-209 of the Delaware Limited Liability Company Act (the “DLLCA”), with Merger Sub surviving the Merger as a direct wholly owned Subsidiary of New BMAC, and (b) pursuant to the Merger, (i) each BMAC Common Share outstanding immediately prior to the Merger shall no longer be outstanding and shall automatically be converted into the right of the holder thereof to receive one (1) New BMAC Common Share, (ii) each BMAC Right outstanding immediately prior to the Merger shall automatically cease to represent a right to acquire 1/10th of a BMAC Common Share upon the consummation of an initial business combination and shall instead represent a right to acquire 1/10th of a New BMAC Common Share upon the Closing, on the same contractual terms and conditions as were in effect immediately prior to the Merger, and (iii) each BMAC Warrant outstanding immediately prior to the Merger shall automatically cease to represent a right to acquire BMAC Common Shares and shall instead represent a right to acquire New BMAC Common Shares on the same contractual terms and conditions as were in effect immediately prior to the Merger in accordance with and subject to the terms of the Warrant Assumption Agreement;

WHEREAS, each of the Parties intends that, for U.S. federal income tax purposes, (i) this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations promulgated thereunder and (ii) the Merger shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code (collectively, the “Intended Tax Treatment”);

WHEREAS, the Company owns, directly or indirectly, 100% of the issued and outstanding Equity Securities of (a) DSM Tech Enterprises Inc., a Delaware corporation (“DSM Tech”); (b) DLTx Wireless AS, a Norwegian private limited liability company (“DLTX Wireless AS”); (c) DLTx Digital Assets AS, a Norwegian private limited liability company (“DLTX Digital Assets AS”); (d) DLTx Tech LLC, a Delaware limited liability company (“DLTx Tech”); (e) DLT Ireland Ltd, an Ireland limited company (“DLT Ireland”); (f) Long Term Data Provision Partners Ltd, an Ireland limited company (“LTDPP”); (g) Palcapital Ventures Inc., a Delaware corporation (“PalCapital”); (h) DLTx Venture AS, a Norwegian private limited liability company (“DLTX Ventures”); and (i) DLTx Cloud AS, a Norwegian private limited liability company (“DLTX Cloud”, and together with DLTX Ventures, PalCapital, LTDPP, DLT Ireland, DLTx Tech, DLTX DigiTal Assets AS, DLTX Wireless AS and DSM Tech, together with their respective Subsidiaries, the “Group Companies” and each along with its respective Subsidiaries, a “Group Company” and the Equity Securities in the Group Companies (excluding for the avoidance of doubt, a Subsidiary of a Group Company), the “Transferred Interests”);

WHEREAS, prior to the Closing Date, the Company shall, and shall cause its Subsidiaries to, make such contributions, transfers, assignments and acceptances, such that, upon the consummation of such contributions, transfers, assignments and acceptances, the Company shall only own the Excluded Assets and Excluded Liabilities and the Transferred Interests, and the Company shall further make such contributions, transfers, assignment and acceptances, such that, upon the consummation of such contributions, transfers, assignments and acceptances the Group Companies shall own all of the assets of the Company and the Group Companies (other than the Excluded Assets) and the liabilities related thereto;

WHEREAS, on the Closing Date, following the consummation of the Merger and of the Conveyances, at the Closing, the Company desires to contribute, assign and transfer to New BMAC, and New BMAC desires to accept and acquire, all of the Transferred Interests;

WHEREAS, concurrently with the execution of this Agreement, certain Company Shareholders have duly executed and delivered to BMAC a transaction support agreement, substantially in the form attached hereto as Exhibit A (the “Transaction Support Agreement”), pursuant to which each such Company Shareholder has agreed to, among other things, support and vote in favor of the Company entering into this Agreement and, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Conveyances, the Acquisition and the Distribution) and against any alternate or competing proposal or transaction;

WHEREAS, the BMAC Special Committee has (i) determined that it is in the best interests of BMAC and its public stockholders, and declared it advisable, to enter into this Agreement, the Ancillary Documents to which BMAC is or will be a party and the transactions contemplated hereby and thereby (including the Merger and the Acquisition), (ii) approved, adopted and declared advisable this Agreement, the Ancillary Documents to which BMAC is or will be a party and the transactions contemplated hereby and thereby (including the Merger and the Acquisition), and (iii) recommended that the board of directors of BMAC (the “BMAC Board”) approve and adopt this Agreement, the Ancillary Documents to which BMAC is or will be a party and the transactions contemplated hereby and thereby (including the Merger and the Acquisition);

WHEREAS, upon the recommendation of the BMAC Special Committee, the BMAC Board has (a) determined that it is in the best interests of BMAC and the stockholders of BMAC, and declared it advisable, to enter into this Agreement, the Ancillary Documents to which BMAC is or will be a party and the transactions contemplated hereby and thereby (including the Merger and the Acquisition), and (b) approved, adopted and declared advisable this Agreement, the Ancillary Documents to which BMAC is or will be a party and the transactions contemplated hereby and thereby (including the Merger and the Acquisition);

WHEREAS, the board of directors of New BMAC has approved, adopted and declared advisable this Agreement, the Ancillary Documents to which New BMAC is or will be a party and the transactions contemplated hereby and thereby (including the Merger and the Acquisition) and recommended that its sole stockholder approve and adopt this Agreement and the transactions contemplated by this Agreement (including the Merger and the Acquisition);

WHEREAS, BMAC, as the sole stockholder of New BMAC, will as promptly as reasonably practicable (and in any event within one Business Day) following the date of this Agreement, approve this Agreement, the Ancillary Documents to which New BMAC is or will be a party and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, the board of managers of Merger Sub has approved this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, New BMAC, as the sole member of Merger Sub, has approved this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger) in accordance with the operating agreement of Merger Sub;

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, to enter into this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby, (b) approved this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby and (c) recommended, among other things, the approval of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby by the holders of Company Shares entitled to vote thereon; and

WHEREAS, as promptly as practicable following the date of this Agreement, each of BMAC, the BMAC Sponsor and the Supporting Company Shareholders are entering into a registration rights agreement in a form reasonably acceptable to each of BMAC, the BMAC Sponsor and the Supporting Company Shareholders (the “Registration Rights Agreement”), pursuant to which, among other things, subject to, and conditioned upon the occurrence of, and effective as of, the Effective Time, each of the BMAC Sponsor, the Supporting Company Shareholders and any Company Shareholders that become party to the Registration Rights Agreement in accordance with the terms hereof and thereof (a) will agree to be bound by the lock-up provisions therein and (b) will be granted certain registration rights with respect to their respective New BMAC Common Shares that are subject to the lock-up provisions described therein, in each case, on the terms and subject to the conditions set forth therein.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

Article 1
CERTAIN DEFINITIONS

Section 1.1      Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“2020 Audited Financial Statements” has the meaning set forth in Section 4.4(a).

“2021 Audited Financial Statements” has the meaning set forth in Section 4.4(a).

“Acceptable Confidentiality Agreement” means a confidentiality or non-disclosure agreement with confidentiality provisions that are customary for public companies investigating potential change of control or significant asset sale transactions, as reasonably determined by the board of directors (or a committee thereof) of the applicable Party after consultation with outside counsel; provided, that such confidentiality or non-disclosure agreement shall permit compliance with Section 6.5 or Section 6.6, as applicable, and may permit any non-public communications, requests or proposals with or to the board of directors (or a committee thereof) of the applicable Party, including, for the avoidance of doubt, the making or negotiating of any Company Acquisition Proposal or BMAC Acquisition Proposal.

“Acquisition” has the meaning set forth in Section 3.1(a).

“Additional BMAC SEC Reports” has the meaning set forth in Section 5.7.

“Adjusted Transaction Share Consideration” means an aggregate number of New BMAC Common Shares equal to (a) (i) the Equity Value divided by (ii) the New BMAC Share Value, minus (b) (i) the Earn Out Adjustment Share Amount, if any, multiplied by (ii) the Exchange Ratio.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Aggregate Transaction Proceeds” means an amount equal to (a) the aggregate cash proceeds available for release to any BMAC Party (or any designees thereof) from the Trust Account in connection with the transactions contemplated hereby (after, for the avoidance of doubt, giving effect to the BMAC Stockholder Redemption), plus (b) the BMAC Financing Proceeds (if any), minus (c) the aggregate amount of Unpaid Company Expenses and Unpaid BMAC Expenses.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Ancillary Documents” means the Registration Rights Agreement, Sponsor Letter Agreement, the Transaction Support Agreements, the Financing Agreements (if any), the Restrictive Covenant Agreement, the Warrant Assumption Agreement, the Conveyance Documents and each other agreement, document, instrument and/or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby.

“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA), (b) the UK Bribery Act 2010 and (c) any other anti-bribery or anti-corruption Laws or related to combatting bribery, corruption and money laundering.

“Anti-Money Laundering Laws” means the applicable Laws in any jurisdiction in which any Group Company is located or is doing business that relates to money laundering, “know-your-customer” obligations, any predicate crime to money laundering, or any financial record keeping or reporting requirements related thereto, including, but not limited to, the Bank Secrecy Act (31 U.S.C. § 5311 et seq.) and the USA PATRIOT Act, as amended.

“BMAC” has the meaning set forth in the introductory paragraph to this Agreement.

“BMAC Acquisition Proposal” means any direct or indirect acquisition (or other business combination), in one or a series of related transactions, by BMAC (a) of or with an unaffiliated entity or (b) of all or a material portion of the assets, Equity Securities or businesses of an unaffiliated entity (in the case of each of clause (a) and (b), whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, purchase of assets, tender offer or otherwise). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute a BMAC Acquisition Proposal.

“BMAC Board” has the meaning set forth in the recitals to this Agreement.

“BMAC Board Recommendation” has the meaning set forth in Section 6.8(a).

“BMAC Change in Recommendation” has the meaning set forth in Section 6.6(b).

“BMAC Common Shares” means shares of common stock, $0.0001 par value, of BMAC.

“BMAC Confidential Information” means all confidential or proprietary documents and information concerning BMAC or any of its Representatives; provided, however, that BMAC Confidential Information shall not include any information which, (i) at the time of disclosure by the Company or any of its respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by BMAC or its Representatives to the Company or any of its Representatives, was previously known by such receiving party without violation of Law or, to the knowledge of the receiving Person, any confidentiality obligation by the Person disclosing such BMAC Confidential Information.

“BMAC D&O Persons” has the meaning set forth in Section 6.14(a).

“BMAC Designee” has the meaning set forth in Section 6.16(c).

“BMAC Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by BMAC on the date of this Agreement.

“BMAC Expense Reimbursement” has the meaning set forth in Section 8.2(b).

“BMAC Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, and that are due and payable (and not otherwise expressly allocated to the Company, any Group Company or any Company Equityholder pursuant to the terms of this Agreement or any Ancillary Document) by a BMAC Party in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of any BMAC Party (including the BMAC Sponsor in connection with BMAC) and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any BMAC Party pursuant to this Agreement or any Ancillary Document. Notwithstanding the foregoing or anything to the contrary herein, BMAC Expenses shall not include any Company Expenses.

“BMAC Financial Statements” means all of the financial statements of BMAC included in the BMAC SEC Reports.

“BMAC Financing” means a Committed Financing, PIPE Financing or other Contract for the purchase of any debt securities, convertible debt securities or other Equity Securities of BMAC, New BMAC or any Group Company, or any Divisional Financing, prior to, upon or following the Closing, whether funded to BMAC, New BMAC or a Group Company or one of their respective Subsidiaries.

“BMAC Financing Proceeds” means the sum of the proceeds of any BMAC Financing.

“BMAC Fundamental Representations” means the representations and warranties set forth in Section 5.1 (Organization and Qualification), Section 5.2 (Authority), Section 5.4 (Brokers) and Section 5.6 (Capitalization of the BMAC Parties).

“BMAC Incentive Equity Plan” has the meaning set forth in Section 6.18.

“BMAC Interest Holders” means, collectively, the holders of BMAC Shares, New BMAC Shares, BMAC Rights, and BMAC Warrants.

“BMAC Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on the ability of BMAC to consummate the Merger in accordance with the terms of this Agreement.

“BMAC Parties” means, collectively, BMAC, New BMAC and Merger Sub.

“BMAC Preferred Stock” means shares of preferred stock, par value $0.0001 per share of BMAC.

“BMAC Related Parties” has the meaning set forth in Section 5.9.

“BMAC Related Party Transactions” has the meaning set forth in Section 5.9.

“BMAC Right” means a right to receive one-tenth (1/10) of a BMAC Common Share upon the consummation of an initial business combination as set forth in the Rights Agreement.

“BMAC SEC Reports” has the meaning set forth in Section 5.7.

“BMAC Shares” means the BMAC Common Shares and the BMAC Preferred Stock.

“BMAC Special Committee” means the special committee of the BMAC Board, as designated by the BMAC Board.

“BMAC Sponsor” has the meaning set forth in the recitals to this Agreement.

“BMAC Stockholder Approval” means, collectively, the Required BMAC Stockholder Approval and the Other BMAC Stockholder Approval.

“BMAC Stockholder Redemption” means the right of the holders of BMAC Common Shares to redeem all or a portion of their BMAC Common Shares (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in Governing Documents of BMAC.

“BMAC Stockholders Meeting” has the meaning set forth in Section 6.8.

“BMAC Warrant” means each warrant to purchase one BMAC Common Share at a price of $11.50 per share, subject to adjustment in accordance with the Warrant Agreement.

“Business Combination Proposal” has the meaning set forth in Section 6.8.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York and Oslo, Norway are open for the general transaction of business.

“Capitalization Date” has the meaning set forth in Section 4.2(a).

“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act.

“CBA” means any collective bargaining agreement or other Contract with any labor union, labor organization, works council or employee representative body.

“Certificate of Merger” has the meaning set forth in Section 2.1(b).

“Change of Control Payment” means (a) any success, change of control, retention, transaction bonus or other similar payment or amount (whether paid in cash or property) to any Person as a result of, or in connection with, this Agreement, any Ancillary Document or the transactions contemplated hereby or thereby, including, for the avoidance of doubt, any “double trigger” or “multiple trigger” bonus, payment or amount that may become payable when combined with or followed by one or more additional facts, matters or events (other than due to any actions taken by BMAC or New BMAC at or following the Closing), or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, or any fees, expenses or other payments owing or that will become owing in respect of, any Company Related Party Transaction (in the case of each of clause (a) and (b), regardless of whether paid or payable prior to, on or after the Closing Date or in connection with or otherwise related to this Agreement, any Ancillary Document or the transactions contemplated hereby or thereby).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Filing” has the meaning set forth in Section 6.4(b).

“Closing Press Release” has the meaning set forth in Section 6.4(b).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and any similar state Law.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Committed Financing” means any commitments entered into prior to or at the Closing to purchase New BMAC Common Shares, Equity Securities of any Group Company, or other debt, convertible debt or other Equity Securities of New BMAC or any Group Company prior to, upon or following the Closing, including for the avoidance of doubt, any equity line of credit (ELOC).

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Acquisition Proposal” means (a) any direct or indirect acquisition, in one or a series of transactions, (i) of or with the Company or any of its controlled Affiliates or (ii) of all or a material portion of assets, Equity Securities or businesses of the Company or any of its controlled Affiliates (in the case of each of clause (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, purchase of assets, tender offer or otherwise), or (b) any equity or similar investment in the Company or any of its controlled Affiliates. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute a Company Acquisition Proposal.

“Company Acquisition Agreement” means any letter of intent, agreement in principle, merger agreement, business combination agreement, sale or purchase agreement or share exchange agreement, option agreement or any other similar agreement related to any Company Acquisition Proposal.

“Company Board” has the meaning set forth in the recitals to this Agreement.

“Company Board Distribution Recommendation” has the meaning set forth in Section 6.13.

“Company Board Transaction Recommendation” has the meaning set forth in Section 6.13.

“Company Change in Recommendation” has the meaning set forth in Section 6.5(c).

“Company Common Shares” means the ordinary shares of the Company, each with a par value NOK 1.60 per share.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Company and its Subsidiaries (including the Group Companies) or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by the BMAC Parties or their Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company or its Representatives to the BMAC Parties or their Representatives was previously known by such receiving party without violation of Law or, to the knowledge of the receiving Person, any confidentiality obligation by the Person disclosing such Company Confidential Information.

“Company Counterproposal” has meaning set forth in Section 6.8(b).

“Company D&O Persons” has the meaning set forth in Section 6.15(a).

“Company Designee” has the meaning set forth in Section 6.16(b).

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to BMAC by the Company on the date of this Agreement.

“Company Distribution Proposal” has the meaning set forth in Section 6.13.

“Company Distribution Special Meeting” has the meaning set forth in Section 6.13.

“Company Equity Award” means, as of any determination time, each award granted to any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Company or any Group Company of rights of any kind to receive Equity Securities of the Company or any Group Company under any Company Equity Plan or otherwise that is outstanding.

“Company Equity Plan” means each plan that provides for the award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Company or any Group Company of rights of any kind to receive Equity Securities of the Company or benefits measured in whole or in part by reference to Equity Securities of the Company.

“Company Equityholders” means, collectively, the Company Shareholders and the holders of Company Equity Awards as of any determination time prior to the Effective Time.

“Company Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, and that are due and payable (and not otherwise expressly allocated to a BMAC Party pursuant to the terms this Agreement or any Ancillary Document) by the Company or any of its Subsidiaries, including the Group Companies, in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of the Company or any of its Subsidiaries, including the Group Companies, and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to the Company or any of its Subsidiaries, including the Group Companies, pursuant to this Agreement or any Ancillary Document.

“Company Fundamental Representations” means the representations and warranties set forth in Section 4.1(a) and Section 4.1(b) (Organization and Qualification), Sections 4.2(a)-(c) (Capitalization of the Group Companies), Section 4.3 (Authority), Section 4.8(a) (Absence of Changes) and Section 4.18 (Brokers).

“Company IT Systems” means all Company Products, computer systems, Software and hardware, communication systems, servers, network equipment and databases (including that are used to Process Data), information, and functions contained therein or transmitted thereby, and related documentation, including any outsourced systems and processes, in each case, relied on, owned, licensed or leased by the Company or a Group Company and used in the conduct or operation of the Company’s or any Group Company’s business.

“Company Licensed Intellectual Property” means Intellectual Property Rights owned by any Person (other than the Company or a Group Company) that is licensed to the Company or any Group Company.

“Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, assets, liabilities, properties, conditions (financial or otherwise) or results of operations of the Group Companies, taken as a whole, or (b) the ability of the Company to consummate the transactions in accordance with the terms of this Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement to the extent resulting from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws, (v) any change in the price or relative value of any digital asset or cryptocurrency, including but not limited to Bitcoin, (vi) any change in trading volume of any digital asset or cryptocurrency, or any halt or suspension in trading of any such digital asset or cryptocurrency on any exchange, in each case including but not limited to Bitcoin, (vii) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any Group Company operates, (viii) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of any Group Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (viii) shall not apply to the representations and warranties set forth in Section 4.5(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 7.2(a) to the extent it relates to such representations and warranties), (ix) any failure by any Group Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (viii) or (ix)), or (x) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (vii) or (x) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has had or would reasonably be expected to have a disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Group Companies operate.

“Company Notice Period” has the meaning set forth in Section 6.5(e).

“Company Owned Intellectual Property” means all Intellectual Property Rights that are owned or purported to be owned by any of the Group Companies.

“Company Product” means any Software products, tools, or applications, either complete or under development, (a) that have been, are currently, or are currently intended to be, developed, marketed, sold, licensed, distributed, hosted, made available, or otherwise commercialized by the Company or any Group Company, or (b) from which the Company or any Group Company recognizes any revenue (including revenue associated with maintenance or service agreements).

“Company Registered Intellectual Property” means all Registered Intellectual Property owned by, or filed by or in the name of, the Company or any Group Company.

“Company Related Party” has the meaning set forth in Section 4.20.

“Company Related Party Transactions” has the meaning set forth in Section 4.20.

“Company Shareholder Approval Matters” has the meaning set forth in Section 6.13.

“Company Shareholder Meetings” has the meaning set forth in Section 6.13.

“Company Shareholder Solicitation Expenses” means, as of any determination time, one hundred percent (100%) any filing fees or other costs payable in connection with the preparation, filing or mailing of, any documentation required to be prepared, filed or mailed in order to solicit the Required Company Shareholder Transaction Approval and the Required Company Distribution Transaction Approval, and any printing, mailing or similar fees or costs in connection with the preparation, filing or mailing of, any documentation required to be prepared, filed or mailed in order to solicit the Required Company Shareholder Transaction Approval and the Required Company Distribution Transaction Approval.

“Company Shareholders” means, collectively, the holders of record of Company Shares as of any determination time prior to the Effective Time.

“Company Shares” means, collectively, the Company Common Shares.

“Company Signing Financial Statements” has the meaning set forth in Section 4.4(a).

“Company Superior Proposal” means a bona fide written Company Acquisition Proposal that the Company Board, respectively, determines in good faith, after consultation with its financial advisors and outside legal counsel, taking into account all legal, financial, timing, regulatory and other aspects of the proposal and the Person making the proposal (including any termination fees, expense reimbursement provisions and conditions to consummation), if consummated, would result in a transaction that is more favorable to the shareholders of the Company than the transactions contemplated by this Agreement.

“Company Transaction Proposals” has the meaning set forth in Section 6.13.

“Company Transaction Special Meeting” has the meaning set forth in Section 6.13.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent , variance, exemption, expiration or termination of applicable waiting period (including any extension thereof),or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Contract” or “Contracts” means any agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.

“Conveyance Documents” has the meaning set forth in Section 6.25.

“Conveyance Plan” has the meaning set forth in Section 6.25.

“Conveyances” has the meaning set forth in Section 6.25.

“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.

“COVID-19” means SARS-CoV-2 or COVID-19 and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“Creator” has the meaning set forth in Section 4.14(d).

“Data” means data, databases, data repositories, data lakes and collections of data used in, held for use in, or necessary for the conduct of the Company’s or Group Company’s business.

“Designated Material Contracts” has the meaning set forth in Section 6.1(b)(vii).

“DGCL” has the meaning set forth in the recitals to this Agreement.

“Digital Assets” has the meaning set forth in Section 4.13.

“Diligence Deficiency Notice” has the meaning set forth in Section 6.8(b).

“Diligence Period” has the meaning set forth in Section 6.8(b).

“Distributable Reserves Balance Sheet” has the meaning set forth in Section 6.13.

“Distribution” has the meaning set forth in Section 3.1(b).

“Divisional Financing” means any divisional or division-level funding with respect to a Group Company or one of its joint ventures or special purpose vehicles or other investments, including any financing for any infrastructure investments (e.g., Bitcoin mining, Filecoin storage, Pocket and Helium), if committed, and whether or not funded prior to Closing.

“DLLCA” has the meaning set forth in the recitals to this Agreement.

“Earn Out Adjustment Share Amount” means 6,000,000 or such lesser amount (which may be zero) to the extent the Company has complied in full with its obligation to issue an aggregate of 6,000,000 Company Shares prior to the Closing Date in accordance with Section 6.30.

“Effective Time” has the meaning set forth in Section 2.1(b).

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), and each other pension, retirement, profit-sharing, savings, health, welfare, bonus, incentive, commission, stock option, equity or equity-based, deferred compensation, severance, retention, accident, disability, employment, individual consulting, change of control, stock purchase, restricted stock, separation, vacation, paid time off, fringe or other benefit or compensatory plan, program, policy, agreement, arrangement or Contract, in each case that any Group Company maintains, sponsors, contributes to, or is required to contribute to, or under or with respect to which any Group Company has any Liability, other than any plan sponsored or maintained by a Governmental Entity.

“Environmental Laws” means all Laws concerning pollution, the protection. remediation, restoration, reclamation or rehabilitation of the environment or natural resources, or public or worker health or safety.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Equity Value” means an amount equal to (a) $106,610,000 less (b) any Leakage since June 30, 2022.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ESPP” has the meaning set forth in Section 6.18(b).

“Ex-Im Laws” means all Laws and regulations relating to export, re-export, transfer or import controls (including without limitation, the Export Administration Regulations administered by the U.S. Department of Commerce, and customs and import laws administered by U.S. Customs and Border Protection) applicable to any Group Company from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means a fraction equal to (a) the aggregate number of Equity Securities of Company outstanding as of immediately prior to the Closing on an as-converted-to-common-stock basis, divided by (b) the aggregate number of New BMAC Common Shares equal to the Adjusted Transaction Share Consideration.

“Excluded Assets” means the assets set forth on Exhibit B.

“Excluded Liabilities” means all Liabilities of any kind to the extent resulting from, arising out of or relating to the Excluded Assets, whether occurring, existing or asserted before, on or after the Closing and those other Liabilities set forth on Exhibit B.

“Fairness Opinion” means the written, executed and delivered fairness opinion of a financial advisor to the BMAC Special Committee in form and substance satisfactory to the BMAC Special Committee in its sole discretion.

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Financing Agreement” means a Contract executed by a Person relating to a BMAC Financing.

“Foreign Benefit Plan” means each Employee Benefit Plan maintained outside the United States of America by any of the Group Companies primarily for the benefit of its current or former employees, officers, directors or other individual service providers located outside of the United States.

“Fraud” means an act or omission by a Party, and requires: (a) a false or incorrect representation or warranty expressly set forth in this Agreement, (b) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (c) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (d) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (e) another Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation.

“Governmental Entity” means any United States or non-United States (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitrator, mediator and arbitral tribunal (public or private).

“Group Company” and “Group Companies” has the meaning set forth in the recitals.

“Hazardous Substance” means any material, substance or waste that is regulated by, or may give rise to standards of conduct or Liability pursuant to, any Environmental Law, including any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroalkyl substances, mold or radon.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“IFRS” means International Financial Reporting Standards.

“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases required to be capitalized under GAAP, (f) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, and (g) any of the obligations of any other Person of the type referred to in clauses (a) through (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

“Intellectual Property Rights” means all (a) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, social media accounts, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) copyrights, works of authorship, Data, design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing (collectively, “Copyrights”); (d) trade secrets, know-how, confidential or proprietary information, invention disclosures, inventions, idea, algorithms, formulae, processes, methods, techniques, and models, whether patentable or not; (e) Software or other technology, and all rights therein or thereto; and (f) any other intellectual or proprietary rights.

“Intended Tax Treatment” has the meaning set forth in the recitals.

“Interim Period” has the meaning set forth in Section 6.3(a).

“Intervening Event” means an event, fact, development, circumstance or occurrence that materially affects the business, assets, operations or prospects of the Company or the Group Companies, and that was not known to the BMAC Board as of the date hereof (or the consequences of which were not reasonably foreseeable to the BMAC Board as of the date hereof), and that becomes known to the BMAC Board after the date of this Agreement.

“Intervening Event Notice Period” has the meaning set forth in Section 6.6(c).

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IPO” has the meaning set forth in Section 9.18.

“Key Employees” has the meaning set forth in Section 6.28.

“Latest Balance Sheet” mean the meaning set forth in Section 4.4(a).

“Law” means any federal, state, local, foreign, national or supranational statute, law (including common law), act, statute, ordinance, treaty, rule, code, regulation, Order or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity.

“Leakage” shall mean (a) any dividend or distribution (whether in cash or in kind) declared, paid, made, agreed or obligated to be made by a Group Company to or for the benefit of the Company or any equityholder or Affiliate thereof or any of their respective directors, managers or officers, (b) any management, service or other charges or fees (including out of ordinary course directors’ fees and any monitoring fees) paid by a Group Company to, on behalf of, or for the benefit of the Company or any equityholder or Affiliate thereof or any of their respective directors, managers or officers, (c) any return of capital (whether by reduction of capital or redemption or purchase of shares or otherwise) by a Group Company or any amount payable on the repurchase, repayment, redemption, reduction or cancellation of any share capital, loan capital or other securities of a Group Company, in each case, to or for the benefit of the Company or any equityholder or Affiliate thereof or any of their respective directors, managers or officers, (d) any waiver, deferral or release by a Group Company of any amount or obligation owed or due to a Group Company from the Company or any equityholder or Affiliate thereof or any of their respective directors, managers or officers, (e) any payment of any costs, bonuses or other sums (including, without limitation, any cost related to incentive equity, change of control, retention, sale, transaction or commission payments) by a Group Company (excluding salary, bonuses or other benefits paid to any such person in his or her capacity as an officer or employee of a Group Company in the ordinary course of business and consistent with past practice), on behalf of or for the benefit of the Company or any equityholder or Affiliate thereof or any of their respective directors, managers or officers, (f) any assumption or discharge by a Group Company of any liability (including in relation to any recharging of costs of any kind) on behalf of or for the benefit of the Company or any equityholder or Affiliate thereof or any of their respective directors, managers or officers, (g) any guarantee, indemnity or security provided by a Group Company in respect of the obligations or liabilities of the Company or any equityholder or Affiliate thereof or any of their respective directors, managers or officers, (h) any transfer or disposal of any asset of a Group Company to the Company or any equityholder or Affiliate thereof or any of their respective directors, managers or officers, for consideration that is less than market value, (i) any acquisition by a Group Company of any asset from the Company or any equityholder or Affiliate thereof or any of their respective directors, managers or officers for consideration that is more than market value, (j) any payment by a Group Company of any Taxes imposed on the Company or any equityholder or Affiliate thereof or any of their respective directors, managers or officers (other than any Taxes for which a Group Company is primarily liable), or any agreement or obligation of any Group Company to make such payment, (k) any payment by a Group Company of any personal expenses of any of any equityholder or Affiliate of the Company or any of their respective directors, managers or officers, other than reimbursement of reasonable and documented out-of-pocket expenses incurred in any such person’s capacity as a director or officer of a Group Company in the ordinary course of business and consistent with past practice or (l) any taxes accruing or becoming payable by any Group Company as a result of the matters described in any of clauses (a) through (k). For the avoidance of doubt, any retention of, or failure to contribute to a Group Company, any of the $2,800,000 out of $3,800,000 of cash of the Company as of June 30, 2022 shall be Leakage (and $1,000,000 shall be permitted to be retained by the Company).

“Leased Real Property” has the meaning set forth in Section 4.19(a).

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge, or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Malicious Code” means any (a) “back door”, “drop dead device”, “time bomb”, “Trojan horse”, “virus”, “ransomware”, or “worm” (as such terms are commonly understood in the software industry), or (b) other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming, interfering with or otherwise impeding in any manner the operation of, or providing unauthorized access to, a Company IT System on which such code is stored or installed; or (ii) damaging or destroying any Data or file without the user’s consent.

“Marks” has the meaning set forth in the definition of Intellectual Property Rights.

“Material Contracts” has the meaning set forth in Section 4.7(a).

“Merger” has the meaning set forth in Section 2.1(a).

“Merger Sub” has the meaning set forth in the introductory paragraph to this Agreement.

“Multiemployer Plan” has the meaning set forth in Section 3(37) or Section 4001(a)(3) of ERISA.

“New BMAC” has the meaning set forth in the introductory paragraph to this Agreement.

“New BMAC Board” means the board of directors of New BMAC following the Closing.

“New BMAC Bylaws” means the bylaws of New BMAC following the Closing, in a form reasonably acceptable to each of BMAC and the Company.

“New BMAC Certificate of Incorporation” means the certificate of incorporation of New BMAC as of and following the Closing, in a form reasonably acceptable to each of BMAC and the Company.

“New BMAC Common Shares” means shares of common stock, $0.0001 par value, of New BMAC.

“New BMAC Preferred Shares” means shares of preferred stock, $0.0001 par value, of New BMAC.

“New BMAC Share Value” means $10.00 per share.

“New BMAC Shares” means the New BMAC Common Shares and New BMAC Preferred Shares.

“Nasdaq” means the Nasdaq Global Market.

“Off-the-Shelf Software” means any Software that is made generally and widely available to the public on a commercial basis (including Public Software) and is licensed to any of the Group Companies on a non-exclusive basis under standard terms and conditions with a replacement cost of less than $100,000 in the aggregate.

“Officers” has the meaning set forth in Section 6.16(a).

“Order” means any writ, order, judgment, injunction, decision, determination, adjudication, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.

“Other BMAC Stockholder Approval” means the approval of each Other Transaction Proposal by the affirmative vote of the holders of the requisite number of BMAC Shares entitled to vote thereon, whether in person or by proxy at the BMAC Stockholders Meeting (or any adjournment or postponement thereof), in accordance with the Governing Documents of BMAC and applicable Law.

“Other Transaction Proposal” has the meaning set forth in Section 6.8(a).

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

“PCAOB” means the Public Company Accounting Oversight Board.

“PCAOB Audited Financial Statements” means the audited consolidated balance sheets of the Group Companies as of December 31, 2020 and December 31, 2021 and related audited consolidated statements of operations, stockholders’ equity and cash flows of the Group Companies for each fiscal year then ended.

“Permit” means any consent, approval, authorization, clearance, franchise, license, registration, permit or certificate or similar authorization of a Governmental Entity.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet due and payable or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable or which are being contested in good faith by appropriate proceedings and, in each case, for which sufficient reserves have been established in accordance with GAAP, (c) recorded encumbrances and restrictions affecting title to real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Group Company and do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, and (e) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.

“Personal Data” means any Data or information that (a) alone or when combined with other information, identifies, relates to, describes, is capable of being associated with, or could reasonably be linked, directly or indirectly, with an identified or identifiable individual or natural person, consumer or household, or (b) is otherwise subject to applicable Laws or any privacy policies of the Company or any Group Company governing personal information.

“PIPE Financing” purchases of New BMAC Common Shares, or other debt securities, convertible debt securities or other Equity Securities of New BMAC at, on or prior to the Closing.

“Pre-Closing BMAC Governing Documents” means, collectively, (a) the Amended and Restated Certificate of Incorporation of BMAC, dated as of October 18, 2021, and (b) the Bylaws of BMAC, adopted as of January 22, 2021.

“Pre-Closing BMAC Stockholders” means the holders of BMAC Shares as of any determination time prior to the Effective Time.

“Privacy and Security Requirements” means any of the following to the extent relating to the Processing of Personal Data or otherwise relating to consumer protection, consumer Contracts, or Data-related notifications: (a) all applicable Laws; (b) each of the Company’s or Group Company’s own internal and external-facing privacy policies; (c) the Payment Card Industry Data Security Standard, if applicable, and any other industry standard to which the Company or any Group Company is bound; and (d) applicable provisions of Contracts to which the Company or any Group Company is a party or is otherwise bound.

“Proceeding” means any lawsuit, litigation, action, audit, examination or investigation, claim, complaint, charge, proceeding, inquiry, suit, mediation or arbitration (in each case, whether civil, criminal or administrative and whether public or non-public) pending by or before or otherwise involving any Governmental Entity.

“Process” (or “Processing,” “Processed” or “Processes”) means the collection, use, acquisition, copying, modification, storage, processing, recording, distribution, transfer, communication, import, export, protection (including security measures), disposal or disclosure, performance of operations or set of operations on Data or on sets of Data, or other activity regarding Data (whether electronically or in any other form or medium).

“Prospectus” has the meaning set forth in Section 9.18.

“Public Software” means any Software (in source or object code form) that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models (including any library or code licensed under the GNU General Public License, GNU Lesser General Public License, GNU Affero GPL (AGPL), Apache Software License, or any other public source code license arrangement), including under any terms or conditions that impose any requirement that any Software using, linked with, incorporating, distributed with or derived from such Public Software (a) be made available or distributed in source code form; (b) be licensed for purposes of making derivative works; or (c) be redistributable at no, or a nominal, charge.

“Public Stockholders” has the meaning set forth in Section 9.18.

“Real Property Leases” means all leases, subleases, licenses, concessions or other agreements, in each case, pursuant to which any Group Company leases or subleases any real property.

“Reimbursable Company Expenses” means the Company Expenses that are actually paid by the Company (but for the avoidance of doubt, not any of its Subsidiaries, which shall not be Reimbursable Company Expenses) in connection with the transactions contemplated by this Agreement or any Ancillary Document between the date hereof and immediately prior to the Closing other than the Company Shareholder Solicitation Expenses.

“Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights and Internet domain name registrations.

“Registration Rights Agreement” has the meaning set forth in the recitals to this Agreement.

“Registration Statement / Proxy Statement” means a registration statement on Form S-4 relating to the transactions contemplated by this Agreement and the Ancillary Documents and containing a prospectus and proxy statement of BMAC.

“Reconsideration Period” has the meaning set forth in Section 6.8(b).

“Renegotiation Period” has the meaning set forth in Section 6.8(b).

“Representatives” means (a) with respect to any Party or other Person (in each case, other than the Company prior to the Closing), such Party’s or Person’s, as applicable, Affiliates and its and such Affiliates’ respective directors, officers, employees, members, owners, accountants, consultants, advisors, attorneys, agents and other representatives, and (b) with respect to the Company prior to the Closing, the Company’s Affiliates and the Company’s and its Affiliates’ respective equityholders, directors, officers, employees, members, owners, accountants, consultants, advisors, attorneys, agents and other representatives.

“Required BMAC Stockholder Approval” means the approval of each Transaction Proposal by (i) the affirmative vote of the holders of the requisite number of BMAC Shares entitled to vote thereon, and (ii) the affirmative vote of the holders of a majority in voting power of the BMAC Shares held by BMAC stockholders who are not affiliates or associates of the BMAC Sponsor, in each case, whether in person or by proxy at the BMAC Stockholders Meeting (or any adjournment or postponement thereof), in accordance with the Governing Documents of BMAC and applicable Law.

“Required Company Distribution Transaction Approval” means the approval of the Company Distribution Proposal by the affirmative vote of the holders of the requisite number of Company Shares entitled to vote thereon, whether in person or by proxy at the Company Distribution Special Meeting (or any adjournment or postponement thereof), in accordance with the Governing Documents of the Company and applicable Law.

“Required Company Shareholder Transaction Approval” means the approval of the Company Transaction Proposals by the affirmative vote of the holders of the requisite number of Company Shares entitled to vote thereon, whether in person or by proxy at the Company Transaction Special Meeting (or any adjournment or postponement thereof), in accordance with the Governing Documents of the Company and applicable Law.

“Required Company Shareholder Approval” means the Required Company Shareholder Transaction Approval and the Required Company Distribution Transaction Approval.

“Required Closing Financial Statements” has the meaning set forth in Section 4.4(b).

“Restrictive Covenant Agreement” means the Restrictive Covenant Agreement, in the form to be negotiated and mutually agreed to in good faith by the Parties, by and among the Company, BMAC and New BMAC to be effective upon the Closing.

“Rights Agreement” means the Rights Agreement, dated as of October 18, 2021, by and between BMAC and Continental Stock Transfer & Trust Company, a New York corporation.

“Sanctioned Person” means at any time any Person: (i) listed on any Sanctions-related list of designated or blocked persons; (ii) that is the government of, resident in, or organized under the laws of a country or territory that is the subject of comprehensive restrictive Sanctions (currently, Cuba, Iran, North Korea, Syria, and the Crimea region or so-called Donetsk People’s Republic or Luhansk People’s Republic in Ukraine); or (iii) 50% or more owned (in the aggregate) or controlled by any of the foregoing.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the United States, (ii) the United Nations Security Council, (iii) the European Union, (iv) the United Kingdom, and (v) any other Governmental Entity with jurisdiction over any Group Company from time to time.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“Schedules” means, collectively, the Company Disclosure Schedules and the BMAC Disclosure Schedules.

“Schedule Supplement” has the meaning set forth in Section 6.26.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Guidance” has the meaning set forth in Section 5.7.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.

“Security Incident” means an action that results in an actual or reasonably suspected cyber or security incident that jeopardizes the confidentiality, integrity, or availability of, or that does or is reasonably likely to materially and adversely affect, a Company IT System, Personal Data or the Company or any Group Company trade secret. A Security Incident includes incidents of security breaches or intrusions, denial of service, or unauthorized entry, access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, or destruction of, any Company IT Systems, Personal Data or the Company’s or Group Company’s trade secrets, or any loss, distribution, compromise or unauthorized disclosure of any of the foregoing.

“Signing Filing” has the meaning set forth in Section 6.4(b).

“Signing Press Release” has the meaning set forth in Section 6.4(b).

“Software” shall mean any and all (a) computer programs and software, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) Data and compilations, whether machine readable or otherwise; (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Sponsor Letter Agreement” has the meaning set forth in the recitals to this Agreement.

“Staff” has the meaning set forth in Section 5.13(d).

“Statement” has the meaning set forth in Section 5.13(d).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Supporting Company Shareholders” means each Company Shareholder set forth on Annex A.

“Surviving Company” has the meaning set forth in Section 2.1(a).

“Tax” means any federal, state, local or non-United States income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, unclaimed property, escheat, turnover, windfall profits or other taxes of any kind whatever, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto or in lieu thereof, whether disputed or not, and including any secondary Liability for any of the aforementioned.

“Tax Authority” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.

“Tax Return” means returns, information returns, statements, declarations, claims for refund, schedules, attachments and reports relating to Taxes filed or required to be filed with any Governmental Entity, including any amendment of any of the foregoing.

“Termination Date” has the meaning set forth in Section 8.1(d).

“Third Party Component” means, with respect to a Company Product, all of the following that are not exclusively owned by a Group Company: (i) Software that is used in, incorporated into, combined with, linked with, distributed with, provided by a Group Company to any Person as a service in connection with, provided via a network as a service or application in connection with, or made available with, such Company Product, including any Software that is required to be present or available (including available via another machine connected directly or through a network) in such Company Product to properly function in accordance with its specifications or Software from which any such Company Product inherits, links, or otherwise calls functionality (including libraries or other shared-source repositories), and (ii) Intellectual Property Rights that are embodied in such Company Product.

“Third-Party Consents” has the meaning set forth in Section 6.2(a).

“Transaction Litigation” has the meaning set forth in Section 6.2(d).

“Transaction Proposals” has the meaning set forth in Section 6.8.

“Transaction Support Agreements” has the meaning set forth in the recitals to this Agreement.

“Transfer Agent” means Continental Stock Transfer & Trust Company.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration, notarial fees and other similar Taxes and fees incurred in connection with the transactions contemplated by this Agreement.

“Transferred Interests” has the meaning set forth in the recitals.

“Treasury Regulations” means the regulations promulgated by the Internal Revenue Service and United States Department of Treasury under the Code.

“Trust Account” has the meaning set forth in Section 9.18.

“Trust Account Released Claims” has the meaning set forth in Section 9.18.

“Trust Agreement” has the meaning set forth in Section 5.8.

“Trustee” has the meaning set forth in Section 5.8.

“Unpaid BMAC Expenses” means the BMAC Expenses that are unpaid as of immediately prior to the Closing.

“Unpaid Company Expenses” means the Company Expenses that are unpaid as of immediately prior to the Closing other than the Company Shareholder Solicitation Expenses.

“WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988, as amended, as well as similar foreign, state or local Laws.

“Warrant Agreement” means the Warrant Agreement, dated as of October 18, 2021, by and between BMAC and Continental Stock Transfer & Trust Company, a New York corporation.

“Warrant Assumption Agreement” has the meaning set forth in Section 2.1(h)(iii).

“Willful Breach” means a material breach of this Agreement by a Party that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

Article 2
MERGER

Section 2.1     The Merger.

(a)            On the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the DLLCA, on the Closing Date, BMAC shall merge with and into Merger Sub (the “Merger”) at the Effective Time. Following the Effective Time, the separate existence of BMAC shall cease and Merger Sub shall continue as the surviving company of the Merger (the “Surviving Company”).

(b)            On the Closing Date, but before the Closing, the Parties shall cause a certificate of merger, in a form reasonably satisfactory to the Company and BMAC (the “Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware. The Certificate of Merger shall provide that the Merger shall become effective as of 12:01 a.m. Eastern Time of the Closing Date or at such other date and time after the filing of the Certificate of Merger as specified therein (the time the Merger becomes effective being referred to herein as the “Effective Time”).

(c)            Immediately prior to the Effective Time, BMAC shall transfer each share of capital stock of New BMAC held by BMAC to New BMAC for no consideration, and each such share shall be cancelled by New BMAC immediately thereafter.

(d)            The Merger shall have the effects as provided in the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, powers and franchises of BMAC and Merger Sub shall vest in the Surviving Company and all debts, liabilities, obligations, restrictions, disabilities and duties of each of BMAC and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Company, in each case, in accordance with the DGCL and the DLLCA.

(e)            At the Effective Time, the certificate of formation of Merger Sub shall be the certificate of formation of the Surviving Company, until thereafter amended as provided therein or by applicable Law. At the Effective Time, the operating agreement of Merger Sub shall be the operating agreement of the Surviving Company, until thereafter amended as provided therein, by the certificate of formation of by applicable Law.

(f)            At the Effective Time, the managers and officers of Merger Sub immediately prior to the Effective Time shall be the managers and officers of the Surviving Company, each to hold office in accordance with the Governing Documents of the Surviving Company until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(g)            At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, all of the limited liability company interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain unchanged and continue to remain outstanding as a limited liability company interest of the Surviving Company.

(h)            At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person:

(i)            each BMAC Common Share that is issued and outstanding immediately prior to the Effective Time (other than BMAC Common Shares, if any, held in the treasury of BMAC, which treasury shares shall be canceled for no consideration as part of the Merger and shall not constitute “BMAC Common Shares” hereunder) shall be automatically canceled and extinguished and converted into the right to receive one (1) New BMAC Common Share;

(ii)            each BMAC Right that is outstanding immediately prior to the Effective Time shall automatically cease to represent a right to acquire 1/10th of a BMAC Common Share upon BMAC’s initial business combination and shall represent, immediately following the Merger, a right to acquire 1/10th of a New BMAC Common Share upon the Closing, on the same contractual terms and conditions as were in effect immediately prior to the Merger, under the terms of the Rights Agreement; and

(iii)            each BMAC Warrant that is outstanding immediately prior to the Effective Time shall automatically cease to represent a right to acquire BMAC Common Shares and shall represent, immediately following the Merger, a right to acquire New BMAC Common Shares on the same contractual terms and conditions as were in effect immediately prior to the Merger under the terms of the Warrant Agreement. New BMAC shall enter into a warrant assumption agreement as of immediately prior the Effective Time in a form reasonably acceptable to BMAC and the Company (the “Warrant Assumption Agreement”).

(i)            Immediately following the Effective Time, each BMAC Right shall be automatically exchanged for 1/10th of a New BMAC Common Share without any further action by the holders of the BMAC Rights; provided that no fractional shares of New BMAC Common Shares shall be issued in respect of the exchange of the BMAC Rights and, in the event that a holder of BMAC Rights would be otherwise be entitled to any fractional share upon the exchange of a BMAC Right, the fractional amount shall be extinguished and the number of New BMAC Common Shares to be issued to such holder shall be rounded down to the nearest whole number.

(j)            Following the Effective Time, (i) New BMAC shall amend and restate the pre-Closing certificate of incorporation of New BMAC in the form of the New BMAC Certificate of Incorporation, until thereafter changed or amended as provided therein or by applicable Law and (ii) the board of directors of New BMAC shall adopt the New BMAC Bylaws.

Section 2.2     Closing of the Acquisition. The closing of the Acquisition (the “Closing”) shall take place electronically by exchange of the closing deliverables by the means provided in Section 9.11 as promptly as reasonably practicable, but in no event later than the third (3rd) Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the “Closing Date”) or at such other place, date and/or time as BMAC and the Company may agree in writing.

Article 3
THE ACQUISITION

Section 3.1     The Acquisition.

(a)            Upon the terms and subject to the conditions set forth in this Agreement, following the Effective Time, at the Closing, the Company shall contribute, assign, transfer, convey and deliver to New BMAC or its designated Affiliate(s), and New BMAC or its designated Affiliate(s) (including, for the avoidance of doubt, the Surviving Company) shall acquire and accept from the Company, all the right, title and interest of the Company, to and under the Transferred Interests for the Adjusted Transaction Share Consideration (the “Acquisition”). At the Closing, the Company shall deliver to New BMAC or its designated Affiliate(s) such unit assignment instruments, stock powers, certificates, and similar instruments as are customary to evidence the transfer of the Transferred Interests, in each case in form and substance reasonably satisfactory to BMAC. As of the Closing, New BMAC shall ensure that the Company acquires legal and beneficial title to the New BMAC Common Shares comprising the Adjusted Transaction Share Consideration.

(b)            Promptly following the Closing, the Company shall, subject to Norwegian Public Limited Liability Companies Act sections 8-1 and 8-2(a), distribute to the Company Shareholders their respective applicable portion of the Adjusted Transaction Share Consideration (taking into account the settlement of the Company Equity Awards out of the Adjusted Transaction Share Consideration) (the “Distribution”). The Parties acknowledge and agree that the Distribution will be made in compliance with the principle in the Norwegian Public Limited Liability Companies Act section 4-1, with a record date which will be on or about three (3) Business Days following Closing, acknowledging that fractional shares will be rounded down and cash settled by the Company.

(c)            Promptly following the Closing, New BMAC shall pay, or cause to be paid, all Unpaid Company Expenses and Unpaid BMAC Expenses to the accounts provided by the Parties at least three (3) Business Days prior to the Closing Date.

Section 3.2     Treatment of Company Equity Awards. The Company shall take all actions necessary (including obtaining any required consents) to provide that each Company Equity Award, whether vested or unvested, held by an employee of the Group Companies as of the Effective Time will be cancelled as of the Effective Time in exchange for the right to receive a number of New BMAC Common Shares in the Distribution on a net exercise basis assuming the Company Equity Awards were exercised for share of Company Common Share immediately prior to the Distribution and paid in accordance with Section 3.1 as part of the Adjusted Transaction Share Consideration. The Company shall remain responsible for all costs and obligations relating to the Company Equity Awards at all times including from and after the Closing. The Company shall reimburse the Group Companies for the amount of the payroll, social contribution, and other employment Taxes due with respect to the settlement of the Company Equity Awards to extent an obligation of the any of the Group Companies.

Section 3.3     Company Shareholder Deliverables.

(a)            The Company shall, and shall use reasonable best efforts to cause the Company Shareholders to, reasonably cooperate with New BMAC and the Transfer Agent in connection with the Distribution (including the provision of any information, or the entry into any agreements or documentation, necessary or advisable, as determined in good faith by BMAC, or otherwise required for the Transfer Agent to fulfill its duties as the Transfer Agent in connection with the transactions contemplated hereby).

(b)            No interest will be paid or accrued on the Adjusted Transaction Share Consideration (or any portion thereof).

Section 3.4     Withholding. BMAC, the Company, the Transfer Agent and any other applicable withholding agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable pursuant to this Agreement such amounts as are required, to be deducted and withheld under applicable Tax Law; provided, however, that (a) the Parties agree to reasonably cooperate to reduce or eliminate any such deduction or withholding to the extent permitted under applicable Tax Law and (b) to the extent any deduction or withholding is to be made from the amounts otherwise payable to the Company, BMAC shall provide notice to the Company at least five (5) Business Days prior to the day the relevant withholding is to be made. To the extent that amounts are so withheld and remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article 4
REPRESENTATIONS AND WARRANTIES RELATING
TO THE GROUP COMPANIES

Subject to Section 9.8, except as set forth in the Company Disclosure Schedules, the Company hereby represents and warrants to the BMAC Parties as follows:

Section 4.1     Organization and Qualification.

(a)            Each of the Company and each Group Company is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable). Section 4.1(a) of the Company Disclosure Schedules sets forth the jurisdiction of formation or organization (as applicable) for each Group Company. Each of the Company and each Group Company have the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not have a Company Material Adverse Effect.

(b)            True and complete copies of the Governing Documents of the Company have been made available to BMAC, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of the Company are in full force and effect, and the Company is not in breach or violation of any provision set forth in its Governing Documents.

(c)            Each of the Company and each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.

Section 4.2     Capitalization of the Group Companies.

(a)            The share capital of the Company is NOK 113,838,190.4, divided on 71,148,269 shares, each with par value of NOK 1.60. As of 5:00 p.m., New York City time, on October 13, 2022 (such time and date, the “Capitalization Date”), (A) 71,148,269 Company Common Shares were issued and outstanding and (B) no Company Shares were held by the Company as treasury shares. All issued and outstanding Company Shares are validly issued, fully paid, and nonassessable and have been issued in compliance with all applicable preemptive, participation or similar rights.

(b)            As of the Capitalization Date, the Company has granted 9,833,454 Company Equity Awards pursuant to the Company Equity Plan issued 5,787,219 warrants and agreed to issue 6,000,000 earn out shares subject to the terms of that certain Share Exchange Agreement, dated as of February 27, 2022, by and among the Company and the other persons and entities party thereto in respect of the shares of DSM Tech Enterprises Inc. From the Capitalization Date to the date of this Agreement, the Company has not issued or granted any Company Common Shares or any other Equity Securities. Section 4.2(b) of the Company Disclosure Schedules sets forth a true, correct and complete list of the Company Equity Awards outstanding as of the Capitalization Date, and with respect to each outstanding Company Equity Award, the name of the holder of such

Company Equity Award, the number of Company Common Shares underlying such Company Equity Award, the grant date of such Company Equity Award, the applicable vesting schedule (and the terms of any acceleration rights thereof), and, to the extent applicable, the per share exercise price of such Company Equity Award and the expiration date.

(c)            Section 4.2(c) of the Company Disclosure Schedules sets forth a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of each Group Company issued and outstanding and (ii) the identity of the Persons that are the record and beneficial owners thereof. There are no outstanding (A) equity appreciation, phantom equity or profit participation rights (or similar equity-based rights) or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require any Group Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for or measured by reference to Equity Securities of the Group Companies. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of any Group Company. All issued and outstanding Equity Securities of the Group Companies are validly issued and, to the extent applicable, fully paid and nonassessable, and have been issued in compliance with all applicable preemptive, participation or similar rights.

(d)            Other than the Equity Securities of the Group Companies, the Company does not own or hold (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Security, and the Company is not a partner or member of any partnership, limited liability company or joint venture. None of the Group Companies owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Security, and none of the Group Companies are a partner or member of any partnership, limited liability company or joint venture.

(e)            Section 4.2(e) of the Company Disclosure Schedules sets forth a list of all Change of Control Payments of the Group Companies.

(f)            Section 4.2(f) of the Company Disclosure Schedules sets forth (i) a list of all Indebtedness of the Group Companies as of the date of this Agreement, including the outstanding principal balance as of the date of this Agreement, and the debtor and the creditor thereof and (ii) the aggregate amount of cash and cash equivalents (as determined in accordance with IFRS) on hand of the Group Companies, on a consolidated basis, as of June 30, 2022.

Section 4.3     Authority, Title, Ownership.

(a)            The Company has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Required Company Shareholder Transaction Approval, the execution and delivery of this Agreement, the Ancillary Documents to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate (or other similar) action on the part of the Company. This Agreement and each Ancillary Document to which the Company is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(b)            Each Group Company, as applicable, has the requisite corporate, limited liability company or other similar power and authority to execute and deliver each Ancillary Document to which it is or will be a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery of the Ancillary Documents to which any Group Company is or will be a party and the consummation of the transactions contemplated thereby will be, upon execution thereof, duly authorized by all necessary corporate (or other similar) action on the part of such Group Company. Each Ancillary Document to which any Group Company will be a party will be, upon execution thereof, duly and validly executed and delivered by such Group Company and will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of such Group Company (assuming that the Ancillary Documents to which such Group Company will be a party will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against such Group Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(c)            The Company or the applicable Group Company has, or as of the Closing Date will have, valid title to the Transferred Interests, in each case, free and clear of all Liens other than any Permitted Liens. Immediately following the Closing, New BMAC or its designee, as applicable, will be the sole record and beneficial owner of the Transferred Interests, and have valid title to the Transferred Interests, free and clear of all Liens, other than Liens imposed or created by New BMAC or any of its Affiliates.

Section 4.4     Financial Statements; Undisclosed Liabilities.

(a)            The Company has made available to BMAC a true and complete copy of (i) the audited balance sheet of the Company as of December 31, 2020 and related audited statements of operations, stockholders’ equity and cash flows of the Company for the fiscal year then ended (the “2020 Audited Financial Statements”) and (ii) the audited consolidated balance sheet of the Company as of December 31, 2021 (the “Latest Balance Sheet”) and the related audited consolidated statements of operations, stockholders’ equity and cash flows of the Company for the fiscal year then ended (the “2021 Audited Financial Statements”, and together with the 2020 Audited Financial Statements, collectively, the “Company Signing Financial Statements”), which are attached as Section 4.4(a) of the Company Disclosure Schedules. The Company Signing Financial Statements (including the notes thereto) (A) were prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except, in the case of the 2020 Audited Financial Statements, as may be specifically indicated in the notes thereto and subject, in the case of the 2021 Audited Financial Statements, to normal year-end audit adjustments (none of which is expected to be individually or in the aggregate material) and the absence of notes thereto), (B) fairly present, in all material respects, the financial position, results of operations, stockholders’ equity and cash flows of the Company and the Group Companies as at the date thereof and for the period indicated therein (subject, in the case of the 2021 Audited Financial Statements, to normal year-end audit adjustments (none of which is expected to be individually or in the aggregate material)) and (C) with respect to the 2020 Audited Financial Statements only, (x) contain an unqualified report of the auditors of Company and (y) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the date of this Agreement (including Regulation S-X or Regulation S-K, as applicable).

(b)            (i) The PCAOB Audited Financial Statements and (ii) each of the other financial statements or similar reports relating to Company or the Group Companies required to be included in the Registration Statement / Proxy Statement or any other filings or submissions to be made by the Company, the Group Companies or BMAC with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document in order for such Registration Statement / Proxy Statement to go effective (such other financial statements and other reports, together with the PCAOB Audited Financial Statements, collectively, the “Required Closing Financial Statements”), when delivered following the date of this Agreement in accordance with Section 6.17(a), (A) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be individually or in the aggregate material) and the absence of notes thereto), (B) will fairly present, in all material respects, the financial position, results of operations, stockholders’ equity and cash flows of the Company and the Group Companies as at the date thereof and for the period indicated therein (subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be individually or in the aggregate material)), (C) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and will contain an unqualified report of the auditors of the Company and (D) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates of delivery (including Regulation S-X or Regulation S-K, as applicable).

(c)            No Group Company has any Liabilities, except (i) as set forth on the face of the Latest Balance Sheet, (ii) for Liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet (none of which are Liabilities for breach of Contract, breach of warranty, tort, infringement, misappropriation or violation of, or non-compliance with, Law), (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance by the Company of its covenants or agreements in this Agreement or any Ancillary Document to which it is or will be a party or the consummation of the transactions contemplated hereby or thereby and (iv) for Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(d)            The Group Companies have established and maintain systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Group Companies’ assets. The Group Companies maintain and, for all periods covered by the Company Signing Financial Statements and the Company Closing Financial Statements, have maintained, books and records of the Group Companies in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Group Companies in all material respects.

(e)            Since January 1, 2020, no Group Company has received any written complaint, allegation, assertion or claim that there is (i) “significant deficiency” in the internal controls over financial reporting of the Group Companies, (ii) a “material weakness” in the internal controls over financial reporting of the Group Companies or (iii) fraud, whether or not material, that involves management or other employees of the Group Companies who have a significant role in the internal controls over financial reporting of the Group Companies.

(f)            (i) Since June 30, 2022, there has not been any Leakage, and (ii) there are no arrangements or agreements that would reasonably be likely to result in any Leakage prior to the Closing.

(g)            As of June 30, 2022, the aggregate amount of cash held by the Group Companies was $2,810,000.

Section 4.5     Consents and Requisite Governmental Approvals; No Violations.

(a)            No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Company or the Group Companies with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the Company’s or any Group Company’s execution, delivery or performance of its obligations under any Ancillary Documents to which such Person is or will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) the filing of the Certificate of Merger or (iv) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Company Material Adverse Effect.

(b)            Except as set forth in Section 4.5(b) of the Company Disclosure Schedules, none of the execution or delivery by the Company and the Group Companies of this Agreement or any Ancillary Documents to which any such Person is or will be a party, the performance by the Company and any Group Company of its obligations hereunder or thereunder, as applicable, or the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a violation or breach of any provision of the Company’s or a Group Companies’ Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Contract to which the Company or any Group Company is a party or (B) any Permits, (iii) violate, or constitute a breach under, any Order or applicable Law to which the Company or any Group Company or any of its properties or assets is subject or bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of the Company or any Group Company, except, in the case of any of clauses (ii) through (iv) above, as would not have a Company Material Adverse Effect.

Section 4.6     Permits. Each of the Group Companies holds and is in compliance with (and since January 1, 2020 has held and complied with) all Permits that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except as has not been and would not be material. Except as would not be material, (i) each Permit is in full force and effect in accordance with its terms and (ii) no written notice of revocation, cancellation or termination of any Permit has been received by any Group Company.

Section 4.7     Material Contracts.

(a)            Section 4.7(a) of the Company Disclosure Schedules sets forth a list of the following Contracts to which a Group Company is, as of the date of this Agreement, a party (each Contract required to be set forth on Section 4.7(a) of the Company Disclosure Schedules, together with each Contract entered into after the date of this Agreement that would be required to be set forth on Section 4.7(a) of the Company Disclosure Schedules if entered into prior to the execution and delivery of this Agreement, collectively, the “Material Contracts”):

(i)            any Contract relating to Indebtedness of any Group Company or to the placing of a Lien (other than a Permitted Lien) on any material assets or properties of any Group Company;

(ii)            any Contract under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $250,000;

(iii)            any Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $250,000;

(iv)            any joint venture, profit-sharing, partnership or other similar Contract;

(v)            any protocol or similar Contract;

(vi)            any Contract that (A) limits or purports to limit, in any material respect, the freedom of any Group Company to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the operations of BMAC or any of its Affiliates after the Closing, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions or (C) contains any other provisions restricting or purporting to restrict the ability of any Group Company to sell or develop, directly or indirectly through third parties, or to solicit any potential employee or customer in any material respect or that would so limit or purports to limit, in any material respect, BMAC or any of its Affiliates after the Closing;

(vii)            any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by any Group Company in an amount in excess of (A) $250,000 annually or (B) $500,000 over the life of the agreement;

(viii)            any Contract requiring any Group Company to guarantee the Liabilities of any Person (other than the Company or a Subsidiary) or pursuant to which any Person (other than the Company or a Subsidiary) has guaranteed the Liabilities of a Group Company, in each case in excess of $250,000;

(ix)            any Contract under which any Group Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person;

(x)            any Contract required to be disclosed on Section 4.20 of the Company Disclosure Schedules;

(xi)            any Contract with any Person (A) pursuant to which any Group Company (or BMAC or any of its Affiliates after the Closing) may be required to pay royalties or similar payments or (B) under which any Group Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to exclusively license or any other similar rights with respect to any Company Product or any Intellectual Property Rights;

(xii)            any Contract (A) for the employment, engagement or services of any current director, manager, officer, employee, or individual independent contractor or other service provider of a Group Company whose annual base salary (or, in the case of an independent contractor, annual base compensation) is in excess of $200,000, or (B) providing for any Change of Control Payment of the type described in clause (a) of the definition thereof;

(xiii)            any Contract for the disposition of any portion of the assets or business of any Group Company or for the acquisition by any Group Company of the assets or business of any other Person (other than acquisitions or dispositions made in the ordinary course of business), or under which any Group Company has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;

(xiv)            any settlement, consent to use, covenant not to sue, coexistence conciliation or similar Contract (A) requiring payments in excess of $1,000,000 after the date of this Agreement, (B) with a Governmental Entity (C) that imposes or is reasonably likely to impose, at any time in the future, any material, non-monetary obligations on any Group Company (or BMAC or any of its Affiliates after the Closing), or (D) entered into to settle or resolve any dispute related to Intellectual Property Rights;

(xv)            any CBA;

(xvi)            any Real Property Lease;

(xvii)            any Contract for the purchase, sale, exchange, storage, transmission or delivery of natural gas, coal or other fuel supply, electric power, capacity or ancillary services, or environmental attributes;

(xviii)            any interconnection agreements;

(xix)            any other Contract (other than Employee Benefit Plans or Contracts governing the terms of employment) the performance of which requires either (A) annual payments to or from any Group Company in excess of $1,000,000 or (B) aggregate payments to or from any Group Company in excess of $2,000,000 over the life of the agreement and, in each case, that is not terminable by the applicable Group Company without penalty upon less than thirty (30) days’ prior written notice; and

(xx)            any (A) license, royalty, indemnification, covenant not to sue, escrow, co-existence, concurrent use, consent to use or other Contract relating to any Intellectual Property Rights (including any Contracts relating to the licensing of Intellectual Property Rights by any Group Company to a third party or by a third party to any Group Company) and (B) other Contracts affecting any Group Company’s ability to own, enforce, use, license or disclose any Intellectual Property Rights or providing for the development or acquisition of any Intellectual Property Rights (including any Data) by or for any Group Company, in the case of clauses (A) and (B) other than (I) Off-the-Shelf Software, (II) Contracts with employees and contractors entered into in the ordinary course of business on standard forms of agreement under which such employees and contractors assign rights in all developed Intellectual Property Rights to a Group Company, and (III) customer Contracts based on a Group Company’s standard form of Contract (a copy of which form has been provided to BMAC) without material modification of such form.

(b)            (i) Each Material Contract is valid and binding on the applicable Group Company and, to the Company’s knowledge, the counterparties thereto, and is in full force and effect and enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, the counterparties thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity), and (ii) the applicable Group Company and, to the Company’s knowledge, the counterparties thereto are not in material breach of, or default under, any Material Contract. The Company has made available to BMAC true and complete copies of all Material Contracts in effect as of the date hereof.

Section 4.8     Absence of Changes. During the period beginning on January 1, 2022 and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred and (b) except as expressly contemplated by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby, (i) the Group Companies have conducted their businesses in the ordinary course in all material respects and (ii) no Group Company has taken any action that would require the consent of BMAC if taken during the period from the date of this Agreement until the Closing pursuant to Section 6.1(b)(i), Section 6.1(b)(iv)(A), Section 6.1(b)(vii), Section 6.1(b)(viii), Section 6.1(b)(ix), Section 6.1(b)(xii), Section 6.1(b)(xii), Section 6.1(b)(xv) or Section 6.1(b)(xviii) (to the extent related to any of the foregoing).

Section 4.9     Litigation. Except as set forth on Section 4.9 of the Company Disclosure Schedules, there is (and since January 1, 2020 there has been) no Proceeding pending or, to the Company’s knowledge, threatened against or involving (a) any Group Company that, if adversely decided or resolved, has been or would be material to the Group Companies or (b) the Company that, if adversely decided or resolved, would, or would reasonably be expected to, prevent or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement. None of the Group Companies nor any of their respective properties or assets is subject to any material Order, and the Company nor any of its properties or assets is subject to any Order that would prevent or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement. Since January 1, 2020, there have been no material Proceedings by a Group Company pending or threatened against any other Person.

Section 4.10     Compliance with Applicable Law. Each Group Company (a) conducts (and since January 1, 2020 has conducted) its business in accordance with all Laws, Orders and Privacy and Security Requirements applicable to such Group Company and is not in violation of any such Law, Order or Privacy and Security Requirement and (b) has not received any written communications or, to the Company’s knowledge, any other communications from a Governmental Entity that alleges that such Group Company is or was not in compliance with any Law, Order or Privacy and Security Requirements, except in each case of clauses (a) and (b), as is not and would not be material to the Group Companies.

Section 4.11     Employee Plans.

(a)            Section 4.11(a) of the Company Disclosure Schedules sets forth a true and complete list of all material Employee Benefit Plans (including, for each Foreign Benefit Plan, its primary non-U.S. jurisdiction). With respect to each Employee Benefit Plan, the Group Companies have provided BMAC with true and complete copies of the current plan and trust documents, the most recent summary plan description and all summaries of material modifications, all related insurance contracts or other funding arrangements pursuant to which the plan is maintained, funded and administered, and all non-routine correspondence with any Governmental Entity that is dated since January 1, 2020.

(b)            No Employee Benefit Plan is, and no Group Company maintains, sponsors or contributes to, has any obligation to contribute to, or has any Liability with respect to or under: (i) a Multiemployer Plan; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject thereto) including any such plan that is or was subject to Title IV of ERISA or Section 412 of the Code; (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 210 of ERISA; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. No Employee Benefit Plan provides, and no Group Company has any Liabilities to provide any retiree or post-termination, post-service or post-ownership health or life insurance or other welfare-type benefits to any Person other than health continuation coverage pursuant to COBRA or other applicable state Laws. No Group Company has any liabilities by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.

(c)            Each Employee Benefit Plan is and has been established, maintained, funded, operated and administered, in all material respects, in compliance with its terms and all applicable Laws. No Employee Benefit Plan is intended to be qualified under Section 401(a) of the Code. None of the Group Companies has incurred (whether or not assessed) or could reasonably be expected to incur any penalty or Tax under Section 4980H, 4980B, 4980D, 6721 or 6722 of the Code and no circumstances exist that could result in the imposition of any such Tax or penalty.

(d)            Except as set forth on Section 4.11(d) of the Company Disclosure Schedules, each Employee Benefit Plan that constitutes a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) that is subject to Section 409A of the Code has been operated and administered in all material respects in operational compliance with, and is in all material respects in documentary compliance with, Section 409A of the Code and the regulations promulgated thereunder.

(e)            There are no pending or, to the Company’s knowledge, threatened, claims, actions, suits, audits, investigations, inquiries or Proceedings with respect to or on behalf of any Employee Benefit Plan (other than routine claims for benefits). None of the Group Companies have engaged in, and to the Company’s knowledge, no trustee, administrator or other third-party fiduciary and/or party-in-interest thereof has engaged in, any non-exempt “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Employee Benefit Plan have occurred that have resulted in or could reasonably be expected to result in the imposition on any Group Company of material Liability pursuant to Section 502 of ERISA, Section 409 of ERISA, or Section 4975 of the Code. With respect to each Employee Benefit Plan, all contributions, distributions, reimbursements and premium payments that any Group Company is required to have made under applicable Law or under any Employee Benefit Plan prior to the date hereof have been timely made or properly accrued.

(f)            Except as set forth on Section 4.11(f) of the Company Disclosure Schedules, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement (or any Ancillary Documents) will not (alone or in combination with any other event) (i) result in forgiveness of any indebtedness of any current or former director, officer, employee, individual independent contractor or other individual service providers of any of the Group Companies, (ii) materially increase or decrease the amount or value of any compensation or benefits payable to any current or former director, officer, employee, individual independent contractor or other individual service providers of any of the Group Companies or (iii) result in the acceleration of the time of payment or vesting, or trigger any payment or funding of any compensation or benefits to any current or former director, officer, employee, individual independent contractor or other individual service providers of any of the Group Companies.

(g)            Except as set forth on Section 4.11(g) of the Company Disclosure Schedules, no payment or benefit that could be received (whether in cash or property or the vesting of property) by any “disqualified individual” (as defined in Section 280G(c) of the Code and the regulations promulgated thereunder) of any of the Group Companies under any Employee Benefit Plan or otherwise as a result of the consummation of the transactions contemplated by this Agreement could, separately or in combination with any other payment or benefit, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code and nondeductible under Section 280G of the Code or subjected to an excise tax under Section 4999 of the Code.

(h)            Except as set forth on Section 4.11(h) of the Company Disclosure Schedules, the Group Companies have no obligation to make a “gross-up” or similar payment in respect of any Taxes that become payable to any Person, including pursuant to Section 4999 or 409A of the Code.

(i)            Each Foreign Benefit Plan that is required to be registered or intended to be tax exempt has been registered (and, where applicable, accepted for registration) and is tax exempt and has been maintained in good standing, to the extent applicable, with each Governmental Entity. No Foreign Benefit Plan is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA) or has any material unfunded or underfunded Liabilities. All contributions required to have been made by or on behalf of the Group Companies with respect to plans or arrangements maintained or sponsored by a Governmental Entity (including severance, termination indemnities or other similar benefits maintained for employees outside of the U.S.) have been timely made or properly accrued.

Section 4.12     Environmental Matters. Except as is not and would not be material to the Group Companies.

(a)            The Group Companies are (and since January 1, 2020 have been) in compliance with all Environmental Laws. The compliance includes and since January 1, 2020, has included obtaining maintaining and complying with all Permits required under Environmental Laws, including such Permits required to lease or operate the Group Companies’ leased properties and assets and to conduct their businesses.

(b)            None of the Group Companies have received any Orders or written communications or, to the Company’s knowledge, other communications from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation of, or Liability under, any Environmental Laws.

(c)            With respect to Environmental Laws, no Proceeding is currently (or since January 1, 2020 has been) pending nor, to the Company’s knowledge, or is has been threatened against or involving any Group Company.

(d)            No manufacture, release, treatment, storage, disposal, arrangement for disposal, transportation, generation or handling of, contamination of any property or facility by, or exposure of any Person to, any Hazardous Substances has occurred that has given or would give rise to any Liability under Environmental Laws for any Group Company.

(e)            No Group Company (nor any predecessor of any Group Company) has assumed, undertaken, or provided an indemnity with respect to any Liability of any other Person relating to Environmental Laws or Hazardous Substances.

The Group Companies have made available to BMAC true and complete copies of all Phase I Environmental Reports and all available environmental, health or safety reports, audits, assessments, and material documents that are in the Company’s or any Group Company’s possession or control relating to the current or former operations, leased properties or facilities of the Group Companies.

Section 4.13     Ownership of Digital Assets. Section 4.13(a) of the Company Disclosure Schedules sets forth a true and complete list of all of the crypto-currencies, blockchain-based tokens, and other blockchain asset equivalents (collectively, “Digital Assets”) owned by the Group Companies. The Group Companies own and have the exclusive ability to control, including by use of “private keys” or other equivalent means or through custody arrangements or other equivalent means, all of the Digital Assets, free and clear of all Liens or obligations to others (other than Permitted Liens). Except as set forth on Section 4.13(b) of the Company Disclosure Schedules, the Group Companies have taken no actions where any of them owns a substantial portion of all outstanding tokens in the then existing issued and circulating supply of such tokens on a blockchain to effectuate change through the governance process of that relevant blockchain that could reasonably foreseeably disrupt the continued existence, validity, legality, governance or public availability of the relevant blockchains.

Section 4.14     Intellectual Property.

(a)            Section 4.14(a) of the Company Disclosure Schedules sets forth a true and complete list of (i) all currently issued or pending Company Registered Intellectual Property, and (ii) material unregistered Intellectual Property Rights owned by any Company or Group Company. Section 4.14(a) of the Company Disclosure Schedules lists, for each item of Company Registered Intellectual Property, (A) the owner(s) of such item, (B) the jurisdictions in which such item has been issued or registered or filed, (C) the issuance, registration or application date, as applicable, for such item and (D) the issuance, registration or application number, as applicable, for such item.

(b)            All necessary fees and filings with respect to any material Company Registered Intellectual Property have been timely submitted to the relevant intellectual property office or Governmental Entity and Internet domain name registrars to maintain such Company Registered Intellectual Property in full force and effect. To the Company’s knowledge, no issuance or registration obtained and no application filed by the Company or Group Companies for any material Intellectual Property Rights has been cancelled, abandoned, allowed to lapse or not renewed. There are no material Proceedings pending, including litigations, interference, re-examination, inter parties review, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the material Company Registered Intellectual Property and, to the Company’s knowledge, no such material Proceedings are threatened by any Governmental Entity or any other Person.

(c)            A Group Company exclusively owns all right, title and interest in and to all Company Owned Intellectual Property, free and clear of all Liens or obligations to others (other than Permitted Liens). For all material Patents owned by the Group Companies, each inventor on the Patent has assigned their rights to a Group Company. No Group Company has (i) transferred ownership of, or granted any exclusive license with respect to, any material Company Owned Intellectual Property to any other Person or (ii) granted any customer the right to use any material Company Product or service on anything other than a non-exclusive basis. The applicable Group Company has valid rights under all Contracts for Company Licensed Intellectual Property to use, sell, license and otherwise exploit, as the case may be, all Company Licensed Intellectual Property licensed pursuant to such Contracts as the same is currently used, sold, licensed and otherwise exploited by such Group Company, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. The Company Owned Intellectual Property and the Company Licensed Intellectual Property, to the Company’s knowledge, constitute all of the Intellectual Property Rights used or held for use by the Company or Group Companies in the operation of their respective businesses, and all Intellectual Property Rights necessary and sufficient to enable the Company and Group Companies to conduct their respective businesses as currently conducted, in all material respects. The Company Owned Intellectual Property and the Company Licensed Intellectual Property is subsisting and, to the Company’s knowledge, is valid and enforceable, and, to the Company’s knowledge, all of the Company or Group Companies’ rights in and to the Company Registered Intellectual Property, the Company Owned Intellectual Property and the Company Licensed Intellectual Property, are valid and enforceable (in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(d)            Each Group Company’s employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Intellectual Property Rights for on behalf of any Group Company (each such Person, a “Creator”) have agreed to maintain and protect the trade secrets and confidential information of such Group Company. Each Group Company’s Creators have assigned or have agreed to a present assignment to such Group Company all Intellectual Property Rights authored, invented, created, improved, modified or developed by such Creator in the course of such Creator’s employment or other engagement with such Group Company.

(e)            Each Group Company has taken commercially reasonable steps to safeguard and maintain the secrecy of any trade secrets, know-how and other confidential information owned or Processed by any Group Company. Without limiting the foregoing, the Company and each Group Company has not disclosed any material trade secrets, know-how or confidential information to any other Person unless such disclosure was under a written non-disclosure agreement containing appropriate limitations on use, reproduction and disclosure. To the Company’s knowledge, there has been no violation or unauthorized access to or unauthorized disclosure of any material trade secrets, know-how or confidential information of or in the possession of or Processed by the Company or any Group Company, or of any written obligations with respect to such. Immediately following the Closing, the Company Owned Intellectual Property and the Company Licensed Intellectual Property will be owned or available for use by the Group Companies on the same terms, in all material respects, as those under which the Company or Group Companies owned or used the Company Owned Intellectual Property and the Company Licensed Intellectual Property immediately prior to the Closing.

(f)            To the Company’s knowledge, neither the conduct of the business of the Company or Group Companies nor any of the Company Products nor the design, development, use, offer for sale, sale or other exploitation of any Company Product infringes, constitutes or results from an unauthorized use or misappropriation of or otherwise violates, or has, since January 1, 2016, infringed, constituted or resulted from an unauthorized use or misappropriation of or otherwise violated, any Intellectual Property Rights of any other Person, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(g)            Since January 1, 2020, there is no Proceeding pending nor has the Company or any Group Company received any written communications or, to the Company’s knowledge, any other communications (i) alleging that the Company or a Group Company has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, (ii) challenging the validity, enforceability, use or exclusive ownership of any Company Owned Intellectual Property or (iii) inviting any Company or Group Company to take a license under any Patent or consider the applicability of any Patents to any products or services of the Company or Group Companies or to the conduct of the business of the Company or Group Companies, in each case in clauses (i) to (iii), except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(h)            To the Company’s knowledge, no Person is infringing, misappropriating, misusing, diluting or violating any Company Owned Intellectual Property in any material respect. Since January 1, 2020, the Company nor any Group Company has made any written claim against any Person alleging any infringement, misappropriation or other violation of any Company Owned Intellectual Property in any material respect.

(i)            To the Company’s knowledge, each Group Company has obtained, possesses and is in compliance with valid licenses to use all of the third-party Software present on the computers and other Software-enabled electronic devices that it owns or leases or that is otherwise used by such Group Company and/or its employees in connection with the Group Company business, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as whole. The Company and the Group Companies have not disclosed or delivered to any escrow agent or any other Person, other than employees or Software development contractors who are subject to confidentiality obligations, any of the source code that is Company Owned Intellectual Property, and to the Company’s knowledge, no other Person has any right to, contingent or otherwise, including obtaining access to or using, any such source code. To the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the delivery, license or disclosure of any source code that is owned by a Group Company or otherwise constitutes Company Owned Intellectual Property to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, a current employee or Software development contractor of a Group Company subject to confidentiality obligations with respect thereto.

(j)            Section 4.14(j) of the Company Disclosure Schedules sets forth a true and complete list of all (i) Company Products and (ii) Third Party Components, in each case identifying (A) the Company Product and versions thereof associated with such Third Party Component, and (B) the Contract granting the Group Companies rights in and to such Third Party Component (including the name and version number of the applicable Contract for each such Third Party Component that constitutes Public Software). No Software that is licensed under a Public Software license has been used, licensed or distributed by or on behalf of any of the Company or Group Companies in a manner that (i) requires any Company Owned Intellectual Property to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form and/or for the purpose of making derivative works, for any reason, (ii) grants, or requires the Company or any Group Company to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company Owned Intellectual Property, (iii) limits in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of any Company Owned Intellectual Property or (iv) otherwise imposes any material limitation, restriction or condition on the right or ability of the Company or any Group Company to use, hold for use, license, host, distribute or otherwise dispose of any Company Owned Intellectual Property, other than compliance with notice and attribution requirements. The Company and Group Companies are and have been in material compliance with all applicable licenses for all Public Software that is used in, incorporated into, combined with, linked with, distributed with, provided to any Person as a service in connection with, provided via a Network as a service or application in connection with, or made available with, any Company Product.

Section 4.15          Labor Matters.

(a)            Since January 1, 2020, none of the Group Companies has or has had any material Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of the Company or any Group Company (other than routine payments to be made in the normal course of business and consistent with past practice). Except as would not result in material liability for any Group Company: (i) each of the Group Companies have fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, expense reimbursements and other compensation that have come due and payable to their current or former employees and independent contractors under applicable Law, Contract or company policy; and (ii) each individual who is providing or within the past three (3) years has provided services to any of the Group Companies and is or was classified and treated as an independent contractor, consultant, leased employee, or other non-employee service provider, or as an overtime exempt employee, is and has been properly classified and treated as such for all applicable purposes.

(b)            No Group Company is a party to or bound by any CBA or bargaining relationship with any labor union, works council, labor organization or employee representative, and no employees of any Group Company are represented by any labor union, labor organization, works council, or employee representative with respect to their employment. There is no duty on the part of any Group Company to provide notice or information to, or consult or bargain with, any labor union, labor organization, works council, or employee representative in connection with the execution and delivery of this Agreement, the Ancillary Documents or the consummation of the transactions contemplated hereby or thereby. Since January 1, 2020, there has been no actual or, to the Company’s knowledge, threatened unfair labor practice charges, material labor grievances, material labor arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, handbilling or other material labor disputes against or involving any Group Company. To the Company’s knowledge, since January 1, 2020, there have been no labor organizing activities with respect to any employees of any Group Company.

(c)            Except for as set forth on Section 4.15(c) of the Company Disclosure Schedules, no facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, layoff or temporary layoff, material reduction in salary or wages, material reduction in hours or work schedule changes, or other material workforce changes affecting employees of the Group Companies has occurred since January 1, 2020 or is currently contemplated, planned or announced, including as a result of COVID-19 or any Law or Order by any Governmental Entity in connection with or in response to COVID-19. The Group Companies have not otherwise experienced any material employment-related liability with respect to COVID-19.

(d)            Since January 1, 2020, no written allegations or complaints of sexual harassment, or other discrimination, retaliation or policy violation have been made against any officers, directors, or employees of any Group Company. The Group Companies do not reasonably expect any material Liability with respect to any such allegations and are not aware of any allegations relating to officers, directors or employees of any of the Group Companies, that, if known to the public, would bring any Group Company into material disrepute.

(e)            The Group Companies are, and since January 1, 2020 have been, in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), employment harassment, discrimination or retaliation, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), employee trainings and notices, workers' compensation, labor relations, employee leave issues, paid time off, COVID-19, affirmative action and unemployment insurance.

(f)            To the Company’s knowledge, no current or former employee or independent contractor of the Group Companies is in any material respect in violation of any term of any employment agreement, nondisclosure agreement or obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, or other restrictive covenant obligation: (i) owed to any of the Group Companies; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by any of the Group Companies.

(g)            To the Company’s knowledge, no current employee of any of the Group Companies with annualized compensation at or above $200,000 intends to terminate his or her employment prior to the one (1) year anniversary of the Closing.

Section 4.16          Insurance. Section 4.16 of the Company Disclosure Schedules sets forth a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by (a) the Company for the benefit of the Group Companies or their respective businesses or assets and (b) any Group Company as of the date of this Agreement. All such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement, and true and complete copies of all such policies have been made available to BMAC. As of the date of this Agreement, no claim by the Company or any Group Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 4.17          Tax Matters.

(a)            Each Group Company has prepared and timely filed (taking into account any extensions of time within which to file) all income and other material Tax Returns required to have been filed by it, all such Tax Returns filed by each Group Company are true, correct and complete in all material respects and prepared in compliance in all material respects with all applicable Laws, and each Group Company has timely paid all material Taxes required to have been paid by it regardless of whether shown on a Tax Return.

(b)            Each Group Company has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service provider, equity interest holder or other third-party and has otherwise complied in all material respects with all applicable Laws relating to such withholding and payment of Taxes. Each Group Company has complied in all material respects with all applicable Laws relating to the payment of stamp duties and the reporting and payment of sales, use, ad valorem and value added Taxes.

(c)            No Group Company is currently the subject of a Tax audit or examination or has been informed in writing of the commencement or anticipated or threatened commencement of any Tax audit or examination that has not been resolved or completed in each case with respect to material Taxes. No Group Company has been informed in writing of any deficiency, proposed adjustment or assessment, in each case with respect to income or other material amounts of Taxes that has not been fully paid or finally resolved.

(d)            There are no outstanding waivers or agreements to extend the statutory period of limitations applicable to the assessment or collection of any material amount of Taxes due from or with respect to any Group Company for any taxable period, and no written request for any such waiver or extension is currently pending. No Group Company is the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Tax Authority) within which to file any Tax Return, which extension remains in effect.

(e)            No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to a Group Company which agreement or ruling would be effective after the Closing Date.

(f)            No Group Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4(b)(2) (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(g)            There are no Liens for Taxes on any assets of the Group Companies other than Permitted Liens.

(h)            In the past three years, no Group Company (or any predecessor thereof) distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(i)            No Group Company (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or any affiliated, combined, consolidated, aggregate, unitary or other group under applicable Tax Law (other than a group the common parent of which was a Group Company) or (ii) has any material Liability for the Taxes of any Person (other than a Group Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Tax Law), as a transferee or successor or by Contract or by operation of Law (other than any Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes).

(j)            No written claims have ever been made by any Tax Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn. No Group Company has a permanent establishment (within the meaning of an applicable income Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(k)            Each Group Company is a Tax resident for income Tax purposes only in the country in which it is organized.

(l)            No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than in each case agreements entered into in the ordinary course of business that are not primarily related to Taxes).

(m)            Section 4.17(m) of the Company Disclosure Schedules sets forth a list of the entity classification of each Group Company for U.S. federal income tax purposes.

(n)            Each Group Company has (i) to the extent applicable, properly complied in all material respects with all legal requirements in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act (or any similar provision of state, local or non-U.S. Law), (ii) to the extent applicable, properly complied in all material respects with all legal requirements and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act, and (iii) not deferred any payroll Tax obligations otherwise due (including those imposed by Sections 3101(a) and 3201 of the Code) pursuant to or in connection with the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020, or any other provision of the CARES Act.

(o)            No Group Company will be required to include any material amount in, or exclude any material item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in, or use of an improper, method of accounting for a taxable period (or portion thereof) ending on or before the Closing Date, or (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax Law) executed on or prior to the Closing Date. No Group Company will be required to make any payment after the Closing Date as a result of an election under Section 965 of the Code.

(p)            No Group Company is or has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(q)            To the Company’s knowledge, no Group Company has taken or agreed to take any action not contemplated by this Agreement and/or the Ancillary Documents that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

Section 4.18          Brokers. Except for fees (including a good faith estimate of the amounts due and payable assuming the Closing occurs) set forth on Section 4.18 of the Company Disclosure Schedules (which fees shall be the sole responsibility of the Company), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates for which any of the Group Companies has any obligation.

Section 4.19          Real and Personal Property.

(a)            No Group Company owns any real property.

(b)            Section 4.19(b) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property leased by any of the Group Companies (the “Leased Real Property”) and all Real Property Leases pursuant to which any Group Company is a tenant or landlord as of the date of this Agreement. True and complete copies of all such Real Property Leases (including all amendments, extensions, renewals and guaranties with respect thereto) have been made available to BMAC. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the Company or the applicable Group Company party thereto, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). There is no breach or default by any Group Company or, to the Company’s knowledge, any counterparty under any Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a breach or default under any Real Property Lease or would permit the termination of, or a modification or acceleration of rent thereof, by any counterparty to any Real Property Lease. The Group Companies’ possession and quiet enjoyment of the Leased Real Property under any Real Property Lease has not been materially disturbed, and to the Company’s knowledge, there are no material disputes with respect to any Real Property Lease. The Group Companies have not subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof, and the Group Companies have not collaterally assigned or granted any other security interest in any Real Property Leases or any interest therein. The Leased Real Property comprises all of the real property used or intended to be used in, or otherwise related to the business of the Group Companies.

(c)            Each Group Company has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material assets and properties of the Group Companies reflected in the Company Signing Financial Statements or thereafter acquired by the Group Companies, except for assets disposed of in the ordinary course of business.

Section 4.20          Transactions with Affiliates. Section 4.20 of the Company Disclosure Schedules sets forth all Contracts between (a) any Group Company, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of the Company or any Group Company (including the Company, but other than, for the avoidance of doubt, any other Group Company) or any family member of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “Company Related Party”), other than (i) Contracts with respect to a Company Related Party’s employment with (including benefit plans and other ordinary course compensation from) any of the Group Companies entered into in the ordinary course of business and (ii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 6.1(b) or entered into in accordance with Section 6.1(b). No Company Related Party (A) owns any interest in any material asset or property used in any Group Company’s business, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a supplier, vendor, partner, customer, lessor or other material business relation of any Group Company, (C) is a supplier, vendor, partner, customer, lessor, or other material business relation of any Group Company or (D) owes any material amount to, or is owed any material amount by, any Group Company (other than accrued compensation, employee benefits, employee or director expense reimbursement, in each case, in the ordinary course of business or pursuant to any transaction entered into after the date of this Agreement that is either permitted pursuant to Section 6.1(b) or entered into in accordance with Section 6.1(b)). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.20 (including, for the avoidance of doubt, pursuant to the second sentence of this Section 4.20) are referred to herein as “Company Related Party Transactions”.

Section 4.21          Data Privacy and Security.

(a)            Each Group Company has implemented commercially reasonable written policies relating to the Processing of Personal Data as and to the extent required by applicable Privacy and Security Requirements.

(b)            There is (and since January 1, 2020 there has been) no material Proceeding pending or, to the Company’s knowledge, threatened against any Group Company initiated by any Person (including (i) the United States Federal Trade Commission, any state attorney general or similar state official, (ii) any other Governmental Entity, foreign or domestic or (iii) any regulatory or self-regulatory entity) alleging that any Processing of Personal Data by or on behalf of a Group Company is or was in material violation of any Privacy and Security Requirements, nor, to the Company’s knowledge, is there (nor since January 1, 2020 has there been) a reasonable basis for the foregoing.

(c)            To Company’s knowledge, since January 1, 2020, (i) there has been no material Security Incidents with respect to any Company IT Systems, Personal Data, or Company Products, (ii) there has been no unauthorized access to, or use, disclosure, or Processing of Personal Data or any trade secrets, know-how or material confidential information of or in the possession or control of the Company or any Group Company or any of its contractors with regard to any Personal Data obtained from or on behalf of the Company or a Group Company, and (iii) none of the Group Companies has notified or been required to notify any Person of any (A) loss, theft or damage of, or (B) other unauthorized or unlawful access to, or use, disclosure or other Processing of, Personal Data, except, in each case, as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(d)            Each Group Company owns or has license to use the Company IT Systems as necessary to operate the business of each Group Company as currently conducted. The Group Companies have taken commercially reasonable precautions to protect the confidentiality, integrity and security of the Company IT Systems and all information stored or contained therein or transmitted thereby from any loss, theft, or unauthorized disclosure, use, access, interruption or modification by any Person. To Company’s knowledge, all Company IT Systems are (i) free from any Malicious Code, material defect, bug or programming, design or documentation error and (ii) in sufficiently good working condition to effectively perform all material information technology operations necessary for the operation of the Group Companies’ businesses (except for ordinary wear and tear) as currently conducted. Since January 1, 2020, there have not been any material failures, breakdowns or continued substandard performance of any Company IT Systems that have caused a material failure or disruption of the Company IT Systems. The Group Companies have implemented, maintained and tested adequate and commercially reasonable disaster recovery procedures and facilities for the Group Companies businesses and all Data material to the respective businesses of the Group Companies has been regularly backed-up. All such plans and procedures have been proven effective on testing in all material respects. Immediately following the Closing, the Company IT Systems will be owned or available for use by the Group Companies on the same terms, in all material respects, as those under which the Group Companies owned or used the Company IT Systems immediately prior to the Closing.

(e)            The Group Companies (i) engage and have engaged in, directly or indirectly, Data Processing only with respect to such Data as they are authorized to so engage (or to cause such Processing, as applicable) by Law and, as applicable, Contract, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, and (ii) have implemented reasonable safeguards designed to prevent unauthorized use or disclosure of such Data. The Group Companies have, with respect to all such Data that is subjected to any Processing directly or indirectly by the Group Companies in the course of operating the Group Companies businesses, all rights necessary to conduct the operation of the Group Companies businesses as then-currently conducted, in all material respects. The use of any Data (including Personal Data) by the Group Companies immediately following the Closing, in substantially the same manner as such Data was used by the Company or Group Companies prior to the Closing, will not result in a material breach or violation of, or constitute a material default under, any Privacy and Security Requirements.

Section 4.22          Compliance with Anti-Money Laundering, Anti-Corruption, Sanctions, Export and Trade Laws.

(a)            None of the Group Companies, any of their respective officers, directors or employees or, to the Company’s knowledge, any of their other Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, since January 1, 2020, (i) a Sanctioned Person, (ii) engaging in dealings with or for the benefit of any Sanctioned Person, or (iii) otherwise in violation of any applicable Sanctions or Ex-Im Laws.

(b)            None of the Group Companies, any of their respective officers, directors or employees or, to the Company’s knowledge, any of their other Representatives, or any other Persons acting for or on behalf of any of the foregoing has, since January 1, 2020, directly or indirectly, (i) made, offered, authorized, facilitated, solicited, promised, paid or received any unlawful contribution, gift, entertainment, bribes, kickbacks, financial or other advantage, or anything else of value, regardless of form or amount, to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate, or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

(c)            None of the Group Companies, since January 1, 2020, has been the subject of any Proceeding, voluntary or directed disclosure, allegation or internal investigation regarding any violation or alleged violation under applicable Anti-Corruption Laws, Sanctions, Ex-Im Laws, or Anti-Money Laundering Laws, and no such Proceeding is pending or, to the Company’s knowledge, has been threatened.

Section 4.23          Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company or any of the Group Companies expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing BMAC Stockholders or at the time of the BMAC Stockholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.24          Sufficiency of Assets. The rights, properties and assets of the Group Companies following the Conveyances in accordance with the Conveyance Documents, will be all of the rights, properties and assets necessary for the conduct of the businesses of the Group Companies as presently conducted and as presently contemplated to be conducted. The Group Companies have good title to or a valid leasehold interest in all of the tangible assets reflected in the PCAOB Audited Financial Statements, free and clear of all Liens except for Permitted Liens, excluding assets sold or disposed of by the Group Companies in the ordinary course of business consistent with past practice.

Section 4.25          Investigation; No Other Representations.

(a)            The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the BMAC Parties and (ii) it has been furnished with or given access to such documents and information about the BMAC Parties and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b)            In entering into this Agreement and the Ancillary Documents to which it is or will be a party, the Company has relied solely on its own investigation and analysis and the representations and warranties of the BMAC Parties expressly set forth in Article 5 and in the Ancillary Documents to which the Company is or will be a party and no other representations or warranties of any BMAC Party or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties of the BMAC Parties expressly set forth in Article 5 and in the Ancillary Documents to which the Company is or will be a party, none of the BMAC Parties or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 4.26          EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY BMAC PARTY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS Article 4 OR THE ANCILLARY DOCUMENTS, NEITHER The Company NOR ANY OTHER PERSON MAKES, and the company EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF the TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES THAT HAVE BEEN MADE AVAILABLE TO ANY BMAC PARTY OR ANY OF THEIR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES BY THE MANAGEMENT OR ON BEHALF OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY ANY BMAC PARTY IN EXECUTING, DELIVERING or PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. Except for the representations and warranties expressly set forth in THIS article 4 OR the ancillary DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY GROUP COMPANY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY ANY BMAC PARTY IN EXECUTING, DELIVERING or PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS or THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Article 5
REPRESENTATIONS AND WARRANTIES RELATING TO THE BMAC PARTIES

(a) Subject to Section 9.8, except as set forth on the BMAC Disclosure Schedules, or (b) except as set forth in any BMAC SEC Reports (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), each BMAC Party, jointly and severally, hereby represents and warrants to the Company as follows:

Section 5.1            Organization and Qualification. Each BMAC Party is a corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation (as applicable). Each BMAC Party has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not have a BMAC Material Adverse Effect.

Section 5.2            Authority. Each BMAC Party has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to, subject to receipt of the BMAC Stockholder Approval and the approvals and consents to be obtained pursuant to Section 6.9, perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the BMAC Stockholder Approval and the approvals and consents to be obtained pursuant to Section 6.9, the execution and delivery of this Agreement, the Ancillary Documents to which a BMAC Party is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate, limited liability company or other similar action on the part of such BMAC Party. This Agreement has been and each Ancillary Document to which a BMAC Party is or will be a party will be, upon execution thereof, duly and validly executed and delivered by such BMAC Party and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of such BMAC Party (assuming this Agreement has been and the Ancillary Documents to which such BMAC Party is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto), enforceable against such BMAC Party in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 5.3            Consents and Requisite Governmental Approvals; No Violations.

(a)            No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of a BMAC Party with respect to such BMAC Party’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) such filings with and approvals of Nasdaq to permit the BMAC Shares to be issued in connection with the transactions contemplated by this Agreement and the Ancillary Documents to be listed on Nasdaq, (iv) the filing of the Certificate of Merger, (v) the approvals and consents to be obtained pursuant to Section 6.9, (vi) the BMAC Stockholder Approval or (vii) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a BMAC Material Adverse Effect.

(b)            None of the execution or delivery by a BMAC Party of this Agreement or any Ancillary Document to which it is or will be a party, the performance by a BMAC Party of its obligations hereunder or thereunder or the consummation by a BMAC Party of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a violation or breach of any provision of the Governing Documents of a BMAC Party, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which a BMAC Party is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which any such BMAC Party or any of its properties or assets are subject or bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of a BMAC Party, except in the case of any of clauses (ii) through (iv) above, as would not have a BMAC Material Adverse Effect.

Section 5.4            Brokers. Except for fees (including a good faith estimate of the amounts due and payable assuming the Closing occurs) set forth on Section 5.4 of the BMAC Disclosure Schedules (which fees shall be the sole responsibility of the BMAC, except as otherwise provided in Section 9.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any BMAC Party for which a BMAC Party has any obligation.

Section 5.5             Information Supplied. None of the information supplied or to be supplied by or on behalf of either BMAC Party expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing BMAC Stockholders or at the time of the BMAC Stockholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.6            Capitalization of the BMAC Parties.

(a)            Section 5.6(a) of the BMAC Disclosure Schedules sets forth a true and complete statement of the number and class or series (as applicable) of the issued and outstanding BMAC Shares. All outstanding BMAC Shares of BMAC have been duly authorized and validly issued and all of the issued and outstanding BMAC Shares are fully paid and non-assessable. Such BMAC Shares (i) were not issued in violation of the Governing Documents of BMAC and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of BMAC) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person. Except for the BMAC Shares set forth on Section 5.6(a) of the BMAC Disclosure Schedules (assuming that no BMAC Stockholder Redemptions are effected), the BMAC Warrants and the BMAC Rights, immediately prior to Effective Time, there shall be no other Equity Securities of BMAC issued and outstanding.

(b)            Immediately after the Effective Time, (i) the authorized capital stock of New BMAC will be as set forth in the New BMAC Certificate of Incorporation, and (ii) all of the issued and outstanding New BMAC Shares (A) will be duly authorized, validly issued, fully paid and nonassessable, (B) will have been issued in compliance in all material respects with applicable Law and (C) will not have been issued in breach or violation of any preemptive rights or Contract to which New BMAC is a party or bound.

(c)            Except (i) for the BMAC Warrants and BMAC Rights or (ii) as expressly contemplated by this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby or as otherwise either permitted pursuant to Section 6.10 or issued, granted or entered into, as applicable, in accordance with Section 6.10, there are no outstanding (A) equity appreciation, phantom equity or profit participation rights, (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require BMAC to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of BMAC.

(d)            The Equity Securities of Merger Sub outstanding as of the date of this Agreement (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any preemptive rights or Contract to which Merger Sub is a party or bound. All of the outstanding Equity Securities of Merger Sub are owned directly by BMAC free and clear of all Liens (other than transfer restrictions under applicable Securities Law). As of the date of this Agreement, BMAC has no Subsidiaries other than Merger Sub and does not own, directly or indirectly, any Equity Securities in any Person other than Merger Sub.

Section 5.7             SEC Filings. BMAC has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its initial public offering (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “BMAC SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement / Proxy Statement, the “Additional BMAC SEC Reports”). Each of the BMAC SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional BMAC SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the BMAC SEC Reports or the Additional BMAC SEC Reports (for purposes of the Additional BMAC SEC Reports, assuming that the representation and warranty set forth in Section 4.23 is true and correct in all respects with respect to all information supplied by or on behalf of the Company or any of the Group Companies expressly for inclusion or incorporation by reference therein). As of their respective dates of filing (or if amended or superseded by a filing prior to the Closing Date, then as of the date of such subsequent filing), the BMAC SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the BMAC SEC Reports. Notwithstanding the foregoing, none of the representations and warranties of BMAC or New BMAC set forth herein shall apply to any statement or information in the BMAC SEC Reports or in any filing made by BMAC or New BMAC in connection with the transactions contemplated by this Agreement that relates to changes to historical accounting policies of BMAC in connection with any order, directive, guideline, comment or recommendation from the SEC or BMAC’s auditor or accountant that is applicable to BMAC (collectively, the “SEC Guidance”), nor shall any correction, revision, amendment or restatement of BMAC’s financial statements due to the SEC Guidance result in a breach of any representation or warranty by BMAC or New BMAC.

Section 5.8            Trust Account. As of the date of this Agreement, BMAC has an amount in cash in the Trust Account equal to at least $115,000,000. The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to that certain Investment Management Trust Agreement, dated October 18, 2021 (the “Trust Agreement”), between BMAC and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”). There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the BMAC SEC Reports to be inaccurate in any material respect or, to BMAC’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the Pre-Closing BMAC Stockholders who shall have elected to redeem their BMAC Common Shares pursuant to the Governing Documents of BMAC or (iii) if BMAC fails to complete a business combination within the allotted time period set forth in the Governing Documents of BMAC and liquidates the Trust Account, subject to the terms of the Trust Agreement, BMAC (in limited amounts to permit BMAC to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of BMAC) and then the Pre-Closing BMAC Stockholders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of BMAC and the Trust Agreement. As of the date of this Agreement, BMAC has performed all material obligations required to be performed by it, and is not in material default, under the Trust Agreement, and, to BMAC’s knowledge, no event has occurred which (with due notice or lapse of time or both) would constitute a material default under the Trust Agreement. As of the date of this Agreement, there are no Proceedings pending with respect to the Trust Account. Since October 18, 2021, BMAC has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby (including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the Pre-Closing BMAC Stockholders who have elected to redeem their BMAC Common Shares pursuant to the Governing Documents of BMAC, each in accordance with the terms of and as set forth in the Trust Agreement), BMAC shall have no further obligation under either the Trust Agreement or the Governing Documents of BMAC to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

Section 5.9            Transactions with Affiliates. Section 5.9 of the BMAC Disclosure Schedules sets forth all Contracts between (a) BMAC, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of BMAC or the BMAC Sponsor, on the other hand (each Person identified in this clause (b), a “BMAC Related Party”), other than (i) Contracts with respect to a BMAC Related Party’s employment with, or the provision of services to, BMAC entered into in the ordinary course of business (including benefit plans, indemnification arrangements and other ordinary course compensation) and (ii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 6.10 or entered into in accordance with Section 6.10. No BMAC Related Party (A) owns any interest in any material asset or property used in the business of BMAC, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, vendor, partner, customer, lessor or other material business relation of BMAC or (C) owes any material amount to, or is owed any material amount by, BMAC (other than accrued compensation, employee benefits, employee or director expense reimbursement, in each case, in the ordinary course of business or pursuant to a transaction entered into after the date of this Agreement that is either permitted pursuant to Section 6.10 or entered into in accordance with Section 6.10). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 5.9 (including, for the avoidance of doubt, pursuant to the second sentence of this Section 5.9) are referred to herein as “BMAC Related Party Transactions”.

Section 5.10          Litigation. As of the date of this Agreement, there is (and since its organization, incorporation or formation, as applicable, there has been) no Proceeding pending or, to BMAC’s knowledge, threatened against or involving any BMAC Party that, if adversely decided or resolved, would be material to the BMAC Parties, taken as a whole. As of the date of this Agreement, none of the BMAC Parties nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by any BMAC Party pending against any other Person.

Section 5.11          Compliance with Applicable Law. Each BMAC Party is (and since its organization, incorporation or formation, as applicable, has been) in compliance with all applicable Laws, except as would not have a BMAC Material Adverse Effect.

Section 5.12          Merger Sub Activities. Merger Sub was organized solely for the purpose of entering into this Agreement, the Ancillary Documents, the performance of its covenants and agreements in this Agreement and the Ancillary Documents and consummating the transactions contemplated hereby and thereby and has not engaged in any activities or business, other than those incident or related to, or incurred in connection with, its organization, incorporation or formation, as applicable, its continuing corporate (or similar) existence or the negotiation, preparation or execution of this Agreement or any Ancillary Document, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby.

Section 5.13          Internal Controls; Listing; Financial Statements.

(a)            Except as is not required in reliance on exemptions from various reporting requirements by virtue of BMAC’s status as an “emerging growth company” within the meaning of the Securities Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) BMAC has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of BMAC’s financial reporting and the preparation of BMAC’s financial statements for external purposes in accordance with GAAP and (ii) BMAC has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to BMAC is made known to BMAC’s principal executive officer and principal financial officer by others within BMAC.

(b)            BMAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c)            Since its initial public offering, BMAC has complied in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. The classes of securities representing issued and outstanding BMAC Common Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. As of the date of this Agreement, there is no material Proceeding pending or, to BMAC’s knowledge, threatened against BMAC by Nasdaq or the SEC with respect to any intention by such entity to deregister BMAC Common Shares or prohibit or terminate the listing of BMAC Common Shares on Nasdaq. BMAC has not taken any action that is designed to terminate the registration of BMAC Common Shares under the Exchange Act.

(d)            The BMAC SEC Reports contain true and complete copies of the applicable BMAC Financial Statements. The BMAC Financial Statements (i) fairly present in all material respects the financial position of BMAC as at the respective dates thereof, and the results of its operations, stockholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of notes thereto), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods indicated (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of notes thereto), (iii) in the case of the audited BMAC Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable). The Company acknowledges that (i) the staff of the SEC (the “Staff”) issued the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies on April 12, 2021 (the “Statement”), (ii) BMAC continues to review the Statement and its implications, including on the financial statements and other information included in the BMAC SEC Reports and (iii) any restatement, revision or other modification of the BMAC SEC Reports in connection with such review of the Statement or any subsequent agreements, orders, comments or other guidance from the Staff of the SEC regarding the accounting policies of BMAC shall be deemed not material for purposes of this Agreement. None of the representations and warranties of BMAC or New BMAC set forth herein shall apply to any statement or information in the BMAC SEC Reports or in any filing made by BMAC or New BMAC in connection with the Transaction that relates to changes to historical accounting policies of BMAC in connection with any SEC Guidance, nor shall any correction, revision, amendment or restatement of BMAC’s financial statements due to the SEC Guidance result in a breach of any representation or warranty by BMAC or New BMAC.

(e)            BMAC has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for BMAC’s and its Subsidiaries’ assets. BMAC maintains and, for all periods covered by the BMAC Financial Statements, has maintained books and records of BMAC in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of BMAC in all material respects.

(f)            Since its incorporation, as of the date hereof, BMAC has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of BMAC, (ii) a “material weakness” in the internal controls over financial reporting of BMAC or (iii) fraud, whether or not material, that involves management or other employees of BMAC who have a significant role in the internal controls over financial reporting of BMAC. The Company acknowledges that (i) the Staff issued the Statement, (ii) BMAC continues to review the Statement and its implications, including on the financial statements and other information included in the BMAC SEC Reports and (iii) any restatement, revision or other modification of the BMAC SEC Reports in connection with such review of the Statement or any subsequent related agreements or other guidance from the Staff of the SEC shall be deemed not material for purposes of this Agreement. None of the representations and warranties of BMAC or New BMAC set forth herein shall apply to any statement or information in the BMAC SEC Reports or in any filing made by BMAC or New BMAC in connection with the transactions contemplated by this Agreement that relates to changes to historical accounting policies of BMAC in connection with any SEC Guidance, nor shall any correction, revision, amendment or restatement of BMAC’s financial statements due to the SEC Guidance result in a breach of any representation or warranty by BMAC or New BMAC.

Section 5.14          No Undisclosed Liabilities. The BMAC Parties do not have any Liabilities, except for the Liabilities (a) set forth in Section 5.14 of the BMAC Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Document, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby (including, for the avoidance of doubt, the BMAC Expenses and any Liabilities arising out of, or related to, any Proceeding related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, including any stockholder demand or other stockholder Proceedings (including derivative claims) arising out of, or related to, any of the foregoing), (c) in the case of Merger Sub, incurred in connection with or incident or related to its organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, (d) set forth or disclosed in the BMAC Financial Statements, (e) that have arisen since the date of the most recent balance sheet included in the BMAC SEC Reports in the ordinary course of business, (f) that are either permitted pursuant to Section 6.10 or incurred in accordance with Section 6.10, or (g) that are not, and would not reasonably be expected to be, individually or in the aggregate, material to the BMAC Parties, taken as a whole.

Section 5.15          Investigation; No Other Representations.

(a)            Each BMAC Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Group Companies and (ii) it has been furnished with or given access to such documents and information about the Group Companies and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b)            In entering into this Agreement and the Ancillary Documents to which it is or will be a party, each BMAC Party has relied solely on its own investigation and analysis and the representations and warranties of the Company expressly set forth in Article 4 and in the Ancillary Documents and no other representations or warranties of the Company or any other Person, either express or implied, and each BMAC Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties of the Company expressly set forth in Article 4 and in the Ancillary Documents, neither the Company nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 5.16          Tax Matters.

(a)            Each BMAC Party has prepared and timely filed (taking into account any extensions of time within which to file) all income and other material Tax Returns required to have been filed by it, all such Tax Returns filed by each BMAC Party are true, correct and complete in all material respects and prepared in compliance in all material respects with all applicable Laws, and each BMAC Party has timely paid all material Taxes required to have been paid by it regardless of whether shown on a Tax Return.

(b)            Each BMAC Party has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service provider, equity interest holder or other third-party and has otherwise complied in all material respects with all applicable Laws relating to such withholding and payment of Taxes. Each BMAC Party has complied in all material respects with all applicable Laws relating to the payment of stamp duties and the reporting and payment of sales, use, ad valorem and value added Taxes.

(c)            No BMAC Party is currently the subject of a Tax audit or examination or has been informed in writing of the commencement or anticipated or threatened commencement of any Tax audit or examination that has not been resolved or completed in each case with respect to material Taxes. No BMAC Party has been informed in writing of any deficiency, proposed adjustment or assessment, in each case with respect to income or other material amounts of Taxes, that has not been fully paid or finally resolved.

(d)            There are no outstanding waivers or agreements to extend the statutory period of limitations applicable to the assessment or collection of any material amount of Taxes due from or with respect to any BMAC Party for any taxable period, and no written request for any such waiver or extension is currently pending. No BMAC Party is the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the Tax Authority) within which to file any Tax Return, which extension remains in effect.

(e)            No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to a BMAC Party which agreement or ruling would be effective after the Closing Date.

(f)            No BMAC Party is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4(b)(2) (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(g)            There are no Liens for Taxes on any assets of the BMAC Parties other than Permitted Liens.

(h)            In the past three years, no BMAC Party (or any predecessor thereof) distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(i)            No BMAC Party (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or any affiliated, combined, consolidated, aggregate, unitary or other group under applicable Tax Law (other than a group the common parent of which was a BMAC Party) or (ii) has any material Liability for the Taxes of any Person (other than a BMAC Party) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Tax Law), as a transferee or successor or by Contract or by operation of Law (other than any Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes).

(j)            No written claims have ever been made by any Tax Authority in a jurisdiction where a BMAC Party does not file Tax Returns that such BMAC Party is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn. No BMAC Party has a permanent establishment (within the meaning of an applicable income Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(k)            Each BMAC Party is a Tax resident for income Tax purposes only in the country in which it is organized.

(l)            No BMAC Party is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than in each case agreements entered into in the ordinary course of business that are not primarily related to Taxes).

(m)            Merger Sub is, and has been since the date of its formation, disregarded as an entity separate from New BMAC for U.S. federal income tax purposes.

(n)            Each BMAC Party has (i) to the extent applicable, properly complied in all material respects with all legal requirements in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act (or any similar provision of state, local or non-U.S. Law), (ii) to the extent applicable, properly complied in all material respects with all legal requirements and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act, and (iii) not deferred any material amount of payroll Tax obligations otherwise due (including those imposed by Sections 3101(a) and 3201 of the Code) pursuant to or in connection with the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020, or any other provision of the CARES Act.

(o)            No BMAC Party will be required to include any material amount in, or exclude any material item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in, or use of an improper, method of accounting for a taxable period (or portion thereof) ending on or before the Closing Date, or (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) executed on or prior to the Closing Date. No BMAC Party will be required to make any payment after the Closing Date as a result of an election under Section 965 of the Code.

(p)            No BMAC Party is or has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(q)            No BMAC Party has taken or agreed to take any action not contemplated by this Agreement and/or the Ancillary Documents that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

Section 5.17          EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO the COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS Article 5 OR THE ANCILLARY DOCUMENTS, NONE OF THE BMAC PARTIES OR ANY OTHER PERSON MAKES, and EACH BMAC PARTY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF the TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE BMAC PARTIES THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE BMAC PARTIES BY OR ON BEHALF OF THE MANAGEMENT OF ANY BMAC PARTY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY OF ITS REPRESENTATIVES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY or THEREBY. Except for the representations and warranties expressly set forth in Article 5 or the ancillary DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY BMAC party ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF ANY BMAC PARTY, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY OF ITS REPRESENTATIVES IN EXECUTING, DELIVERING or PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS or THE TRANSACTIONS CONTEMPLATED Hereby or thereby.

Article 6
COVENANTS

Section 6.1            Conduct of Business of the Company.

(a)            From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall cause the Group Companies to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 6.1(a) of the Company Disclosure Schedules, or as consented to in writing by BMAC (such consent not to be unreasonably withheld, conditioned or delayed), (i) operate the business of the Group Companies in the ordinary course in all material respects, including in respect of collection of accounts receivable and payment of accounts payable, and (ii) use reasonable best efforts to maintain and preserve intact the business organization, assets, properties and business relations of the Group Companies.

(b)            Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall cause the Group Companies to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 6.1(b) of the Company Disclosure Schedules or as consented to in writing by BMAC (such consent, other than in the case of Section 6.1(b)(i), Section 6.1(b)(ii), Section 6.1(b)(iv)(A), Section 6.1(b)(v), Section 6.1(b)(vii) (but only to the extent relating to any Material Contract of the type described in Section 4.7(a)(vi), Section 4.7(a)(x), or Section 4.7(a)(xii)(B)), Section 6.1(b)(viii), Section 6.1(b)(xii), Section 6.1(b)(xiv), Section 6.1(b)(xv) or Section 6.1(b)(xviii) (to the extent related to any of the foregoing), not to be unreasonably withheld, conditioned or delayed), not do any of the following:

(i)            declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of any Group Company or repurchase or redeem any outstanding Equity Securities of any Group Company, other than dividends or distributions, declared, set aside or paid by any Group Company to any other Group Company;

(ii)            (A) merge, consolidate, combine or amalgamate any Group Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

(iii)           adopt any amendments, supplements, restatements or modifications (including by merger, consolidation, conversion or otherwise) to any Group Company’s Governing Documents;

(iv)           (A) sell, assign, abandon, lease, allow to lapse, license or otherwise dispose of any material assets or properties of the Group Companies (whether tangible or intangible), other than inventory or obsolete equipment in the ordinary course of business or any of the Excluded Assets, or (B) create, subject or incur any Lien in respect of any material assets or properties of the Group Companies (other than any Permitted Liens or in respect of the Excluded Assets);

(v)            transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a Lien, (A) any Equity Securities of any Group Company or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any Equity Securities of any Group Company;

(vi)            incur, create or assume any Indebtedness other than (A) Indebtedness incurred in the ordinary course of business pursuant to protocols or similar commercial joint venture arrangements in an amount not to exceed $2,000,000 in the aggregate and (B) ordinary course trade payables;

(vii)          (A) amend, modify or terminate any Material Contract of the type described in Section 4.7(a)(iv), Section 4.7(a)(vi), Section 4.7(a)(x), Section 4.7(a)(xi) or Section 4.7(a)(xii)(B) (such types of Material Contracts, collectively, the “Designated Material Contracts”) (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any Designated Material Contract pursuant to its terms or entering into additional work or purchase orders pursuant to, and in accordance with the terms of, any Designated Material Contract), (B) waive any material benefit or right under any Designated Material Contract or (C) enter into any Contract that would constitute a Designated Material Contract;

(viii)         make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than (A) intercompany loans or capital contributions between any Group Company and any other Group Company and (B) the reimbursement of expenses of employees in the ordinary course of business consistent with past practice;

(ix)           except as required under the terms of any Employee Benefit Plan that is set forth on the Section 4.11(a) of the Company Disclosure Schedules or by applicable Law, (A) establish, amend, modify, adopt, enter into or terminate any Employee Benefit Plan or any benefit or compensation plan, policy, program or Contract that would be an Employee Benefit Plan if in effect as of the date of this Agreement, (B) increase or decrease the compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company whose annual base salary or base compensation is in excess of $200,000 (C) accelerate or commit to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, (D) hire or otherwise enter into any employment or consulting agreement or arrangement with any current or former employee, officer, director or other service providers of the Group Companies whose annual compensation opportunities would exceed $200,000, or (E) terminate (other than for cause), furlough or temporarily layoff any employee, officer, director or other service provider of the Group Companies whose annual compensation opportunities would exceed $200,000;

(x)            (A) make, change or revoke any material Tax election, (B) settle or compromise any material Tax claim or liability, (C) change any material method of accounting or material annual accounting period for Tax purposes or file any material amended Tax Return, (D) waive or extend the statute of limitations in respect of any material amount of Taxes, (E) surrender any right to claim a material Tax refund, or (F) enter into a closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Tax Law);

(xi)            enter into any settlement, conciliation or similar Contract the performance of which would involve the payment by the Group Companies in excess of $500,000 in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on any Group Company (or New BMAC or any of its Affiliates after the Closing);

(xii)           authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any Group Company;

(xiii)         change any Group Company’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

(xiv)         enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement or any Ancillary Document;

(xv)           make any Change of Control Payment that is not set forth on Section 6.1(b)(xv) of the Company Disclosure Schedules;

(xvi)          (A) negotiate, modify, or enter into any CBA or recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Group Companies or (B) implement or announce any employee layoffs, plant closings, reductions in force, furloughs or other such similar actions that could implicate the WARN Act;

(xvii)        waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor; or

(xviii)       enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 6.1.

Notwithstanding anything in this Section 6.1 or this Agreement to the contrary, nothing set forth in this Agreement shall give BMAC, directly or indirectly, the right to control or direct the operations of the Group Companies prior to the Closing.

Section 6.2             Efforts to Consummate.

(a)            Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the closing conditions set forth in Article 7 and, in the case of any Ancillary Document to which such Party will be a party after the date of this Agreement, to execute and delivery such Ancillary Document when required pursuant to this Agreement). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the transactions contemplated by this Agreement or the Ancillary Documents (such Consents, the “Third-Party Consents”).

(i)            BMAC shall bear one hundred percent (100%) of the HSR Act filing fee.

(ii)            BMAC shall bear one hundred percent (100%) of any filing fees or other costs payable to a Governmental Entity in connection the preparation, filing or mailing of the Registration Statement / Proxy Statement and any printing, mailing or similar fees or costs in connection with the preparation, filing or mailing of the Registration Statement / Proxy Statement.

(iii)           The Company shall bear one hundred percent (100%) of the Company Shareholder Solicitation Expenses.

(iv)           Subject to Section 9.6 and this Section 6.2(a), each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any Third-Party Consents.

(v)            Each Party shall (x) make any appropriate filings pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly (and in any event within ten (10) Business Days) following the date of this Agreement and (y) respond as promptly as reasonably practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to the HSR Act. BMAC shall promptly inform the Company of any material communication between any BMAC Party, on the one hand, and any Governmental Entity, on the other hand, and the Company shall promptly inform BMAC of any material communication between the Company, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the transactions contemplated by this Agreement or any Ancillary Document. Without limiting the foregoing, each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby or by the Ancillary Documents, except with the prior written consent of BMAC and the Company. Nothing in this Section 6.2 obligates any Party or any of its Affiliates to agree to (1) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of any Group Company or any entity, facility or asset of such Party or any of its Affiliates, (2) terminate, amend or assign existing relationships and contractual rights or obligations, (3) amend, assign or terminate existing licenses or other agreements or (4) enter into new licenses or other agreements. No Party shall agree to any of the foregoing measures with respect to any other Party or any of its Affiliates, except with BMAC’s and the Company’s prior written consent.

(b)           From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the BMAC Parties, on the one hand, and the Company on the other hand, shall give counsel for the Company (in the case of any BMAC Party) or BMAC (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed substantive written communication to any Governmental Entity relating to the transactions contemplated by this Agreement or the Ancillary Documents. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of any BMAC Party, the Company, or, in the case of the Company, BMAC in advance and, to the extent not prohibited by such Governmental Entity, gives, in the case of any BMAC Party, the Company, or, in the case of the Company, BMAC, the opportunity to attend and participate in such meeting or discussion.

(c)            Notwithstanding anything to the contrary in the Agreement, in the event that this Section 6.2 conflicts with any other covenant or agreement in this Article 6 that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

(d)            From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, BMAC, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Proceedings (including derivative claims) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of BMAC, BMAC or any of its Representatives (in their capacity as a Representative of BMAC) or, in the case of the Company, any Group Company or any of their respective Representatives (in their capacity as a Representative of BMAC). BMAC and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other; provided, however, that (x) in no event shall the Company, any Group Company or any of their respective Representatives settle or compromise any Transaction Litigation without the prior written consent of BMAC (not to be unreasonably withheld, conditioned or delayed), and in no event shall BMAC or any of its Representatives settle or compromise any Transaction Litigation without the Company’s prior written consent (not to be unreasonably withheld, conditioned or delayed); provided, that it shall be deemed to be reasonable for BMAC or the Company, as applicable, to withhold, condition or delay its consent if any such settlement or compromise (A) does not provide for a legally binding, full, unconditional and irrevocable release of the BMAC Party and/or any of its Representatives (in the case of any consent by BMAC) or the Company and/or any of its Representatives (in the case of any consent by the Company) that is or are, as applicable, the subject of such Transaction Litigation (if any), (B) provides for (x) any cash payment that is payable by any BMAC Party or any of its Representatives (in the case of any consent by BMAC) or the Company or any of its Representatives (in the case of any consent by the Company) or would otherwise constitute a Liability of any BMAC Party of any of its Representatives (in the case of BMAC) or the Company or any of its Representatives (in the case of any consent by the Company) or (y) any non-monetary, injunctive, equitable or similar relief against any BMAC Party or any of its Representatives (in the case of any consent by BMAC) or the Company or any of its Representatives (in the case of any consent by the Company) or (C) contains an admission of wrongdoing or Liability by any BMAC Party or any of its Representatives (in the case of any consent by BMAC) or the Company or any of its Representatives (in the case of any consent by the Company).

Section 6.3            Confidentiality and Access to Information.

(a)            The Company hereby agrees that during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Article 8 or the Closing (the “Interim Period”) and, in the event that this Agreement is terminated in accordance with Article 8, for a period of two (2) years after such termination, the Company shall, and shall cause its respective Representatives to: (i) treat and hold in strict confidence any BMAC Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of BMAC or its Subsidiaries), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the BMAC Confidential Information without BMAC’s prior written consent; and (ii) in the event that the Company or any of its respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article 8, for a period of two (2) years after such termination, becomes legally compelled to disclose any BMAC Confidential Information, (A) provide BMAC to the extent legally permitted with prompt written notice of such requirement so that BMAC or an Affiliate thereof may seek, at BMAC’s cost, a protective Order or other remedy or waive compliance with this Section 5.15(a), and (B) in the event that such protective Order or other remedy is not obtained, or BMAC waives compliance with this Section 6.3(a), furnish only that portion of such BMAC Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such BMAC Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company shall, and shall cause its respective Representatives to, promptly deliver to BMAC or destroy (at BMAC’s election) any and all copies (in whatever form or medium) of BMAC Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company and its respective Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any BMAC Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

(b)           The BMAC Parties hereby agree that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article 8, for a period of two (2) years after such termination, the BMAC Parties shall, and shall cause their Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that the BMAC Parties or any of their Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article 8, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 6.3(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 6.3(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the BMAC Parties shall, and shall cause their Representatives to, promptly deliver to the Company or destroy (at the BMAC Parties’ election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the BMAC Parties and their Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

(c)            From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to BMAC and its Representatives during normal business hours reasonable access to the directors, officers, books and records and properties of the Group Companies (in a manner so as to not interfere with the normal business operations of the Group Companies). Notwithstanding the foregoing, none of the Group Companies shall be required to provide to BMAC or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Group Company is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any Group Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any Group Company under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Company shall, and shall cause the other Group Companies to, use reasonable best efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if any Group Company, on the one hand, and any BMAC Party or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law.

(d)            From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, BMAC shall provide, or cause to be provided, to the Company and its Representatives during normal business hours reasonable access to the directors, officers, books and records of the BMAC Parties (in a manner so as to not interfere with the normal business operations of the BMAC Parties). Notwithstanding the foregoing, BMAC shall not be required to provide, or cause to be provided to, the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any BMAC Party is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any BMAC Party with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any BMAC Party under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), BMAC shall use, and shall cause the other BMAC Parties to use, reasonable best efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if a BMAC Party, the BMAC Sponsor or any of their respective Representatives, on the one hand, and any Group Company or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that BMAC shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law.

Section 6.4            Public Announcements.

(a)           Subject to Section 6.4(b), Section 6.7 and Section 6.8, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of, prior to the Closing, the Company and BMAC or, after the Closing, the Company and New BMAC; provided, however, that each Party, New BMAC, the BMAC Sponsor and their respective Representatives may issue or make, as applicable, any such press release, public announcement or other communication (i) if such press release, public announcement or other communication is required by applicable Law, in which case (A) prior to the Closing, the disclosing Party or its applicable Representatives shall, unless and to the extent prohibited by such applicable Law, (x) if the disclosing Person is a BMAC Party or a Representative of a BMAC Party, reasonably consult with the Company in connection therewith and provide the Company with an opportunity to review and comment on such press release, public announcement or communication and shall consider any such comments in good faith, or (y) if the disclosing Party is the Company or a Representative of the Company, reasonably consult with BMAC in connection therewith and provide BMAC with an opportunity to review and comment on such press release, public announcement or communication and shall consider any such comments in good faith, or (B) after the Closing, the disclosing Party or its applicable Representatives shall, unless and to the extent prohibited by such applicable Law, (x) if the disclosing Person is the BMAC Sponsor or a Representative of the BMAC Sponsor, reasonably consult with the Company and New BMAC in connection therewith and provide the Company and New BMAC with an opportunity to review and comment on such press release, public announcement or communication and consider any such comments in good faith, (y) if the disclosing Person is the Company or a Representative of the Company, reasonably consult with New BMAC and the BMAC Sponsor in connection therewith and provide New BMAC and the BMAC Sponsor with an opportunity to review and comment on such press release, public announcement or communication and consider any such comments in good faith, and (z) if the disclosing Person is New BMAC or a Representative of New BMAC, reasonably consult with the Company and the BMAC Sponsor in connection therewith and provide the Company and the BMAC Sponsor with an opportunity to review and comment on such press release, public announcement or communication and consider any such comments in good faith, (ii) to the extent such press release, public announcements or other communications contain only information previously disclosed in a press release, public announcement or other communication previously made in accordance with this Section 6.4 and (iii) to Governmental Entities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the transactions contemplated hereby or thereby. Notwithstanding anything to the contrary in this Section 6.4 or otherwise in this Agreement, the Parties agree that the BMAC Parties and their respective Representatives may provide general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect former, current or prospective investor or in connection with normal fund-raising or related marketing or informational or reporting activities.

(b)           The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and BMAC prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement on the day thereof. Promptly after the execution of this Agreement, BMAC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and BMAC shall consider such comments in good faith. The Company, on the one hand, and BMAC, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or BMAC, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date (or such other date as may be mutually agreed to in writing by BMAC and the Company prior to the Closing), the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), New BMAC shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws, which Closing Filing shall be mutually agreed upon by the Company and BMAC prior to the Closing (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or BMAC, as applicable). In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, as permitted by applicable Law, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing. The Company shall make any additional announcements, releases or other filings as required under applicable Securities Laws and as required by the Oslo Stock Exchange; provided the Company will provide drafts of any such announcements, releases or other filings at least one (1) Business Day prior to release or filing and will consider any comments from BMAC to such announcements, releases or other filings in good faith.

Section 6.5            No Solicitation by the Company.

(a)            From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause the other Group Companies and its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate, encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) prepare or make any filings with the SEC or any other Governmental Entity in connection with a public offering of any Equity Securities or other securities of any Group Company (or any Affiliate or successor of any Group Company); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person (other than the BMAC Parties) to do or seek to do any of the foregoing. The Company agrees to (A) notify BMAC promptly (and, in any event, with 24 hours) upon receipt of any Company Acquisition Proposal by the Company or any Group Company, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal) and (B) keep BMAC reasonably informed on a current basis of any modifications to such offer or information. The Company also agrees that within five (5) Business Days of the execution of this Agreement, the Company shall request each Person (other than any BMAC Party and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of acquiring the Company (and with whom the Company has had contact in the twelve (12) months prior to the date of this Agreement regarding the acquisition of the Company) to return or destroy all confidential information furnished to such Person by or on behalf of the Company or any of its Subsidiaries prior to the date hereof and terminate access to any physical or electronic data room maintained by or on behalf of the Company or any of its Subsidiaries. Without limiting the foregoing, it is understood that any violation of the restrictions contained in this Section 6.5(a) by any of the Company’s Subsidiaries, or any of the Company’s or its Subsidiaries’ respective Representatives acting on the Company’s or one of its Subsidiaries’ behalf, shall be deemed to be a breach of this Section 6.5(a) by the Company.

(b)            Notwithstanding the foregoing, at any time prior to the receipt of the Required Company Shareholder Transaction Approval, the Company may, either directly or through its Representatives, participate in negotiations and discussions with, and furnish non-public information regarding the Group Companies to, any Person and its Representatives, in response to a bona fide written Company Acquisition Proposal made after the date hereof by such Person, if (A) such Company Acquisition Proposal was not the result of the Company’s breach of Section 6.5(a), (B) the Company Board concludes in good faith, after consultation with its outside financial advisor and legal counsel and upon the advice of such outside legal counsel, that such Company Acquisition Proposal constitutes a Company Superior Proposal; (C) the Company enters into an Acceptable Confidentiality Agreement with the Person proposing such Company Acquisition Proposal, (D) prior to engaging in such negotiations and discussions or furnishing such information, the Company provides BMAC with written notice of its intention to engage in such discussions or negotiations or furnish such information and (E) substantially contemporaneously with furnishing any non-public information regarding the Group Companies to such Person, the Company furnishes such non-public information to BMAC or its Representatives (to the extent such information has not been previously furnished to BMAC or its Representatives).

(c)            Except as provided in this Section 6.5, the Company Board shall not (and no committee or subcommittee thereof shall) (i) change, withdraw, withhold, qualify, amend or modify, or publicly propose to change, withdraw, withhold, qualify, amend or modify, in a manner adverse to BMAC, the Company Board Transaction Recommendation, or (ii) adopt, approve, recommend or declare advisable to the Company’s stockholders, or publicly propose to adopt, approve, recommend or declare advisable, any Company Acquisition Proposal (any action described in clause (i) or (ii) a “Company Change in Recommendation”).

(d)           The Company Board shall not (and no committee or subcommittee thereof shall) change, withdraw, withhold, qualify, amend or modify, or publicly propose to change, withdraw, withhold, qualify, amend or modify, the Company Board Distribution Recommendation.

(e)            Notwithstanding the foregoing, at any time prior to the receipt of the Required Company Shareholder Transaction Approval, the Company Board may make a Company Change in Recommendation with respect to a bona fide written Company Acquisition Proposal or cause the Company to terminate this Agreement pursuant to Section 8.1(j) to enter into a Company Acquisition Agreement with respect to a Company Superior Proposal if (A) such Company Acquisition Proposal was not the result of a breach of this Section 6.5, (B) the Company Board concludes in good faith, after consultation with its outside financial advisor and legal counsel and upon the advice of such outside legal counsel, that (i) such Company Acquisition Proposal constitutes a Company Superior Proposal and (ii) the failure to make the Company Change in Recommendation would be a breach of the Company Board’s fiduciary duties under applicable Law; provided, however, that prior to making the Company Change in Recommendation, (A) the Company shall have delivered a notice to BMAC at least five (5) Business Days prior to making the Company Change in Recommendation (the “Company Notice Period”) of the Company Board’s intention to take such action, which notice shall include a copy of the most current version of the proposed acquisition agreement relating to such Company Acquisition Proposal (it being agreed that such notice shall not constitute a Company Change in Recommendation); (B) during the Company Notice Period, the Company shall have given BMAC the opportunity, if requested by BMAC, to propose revisions to the terms of this Agreement and the Company shall have made its Representatives reasonably available to negotiate in good faith any such proposal made by BMAC (it being agreed that if prior to the end of the Company Notice Period there is any material revision to the terms of such Company Superior Proposal, including, any revision in price, then the Company will provide a new notice to BMAC containing the information described in clause (A) of this proviso except that the “Company Notice Period” in respect of such new notice will be three (3) Business Days); and (C) after considering the results of any revisions to this Agreement proposed by BMAC during the Company Notice Period, the Company Board shall have concluded in good faith, after consultation with its outside financial advisor and legal counsel, that such Company Acquisition Proposal continues to constitute a Company Superior Proposal and that the failure to make the Company Change in Recommendation would reasonably be expected to be a breach of the Company Board’s fiduciary duties under applicable Law.

(f)            Notwithstanding any Company Change in Recommendation, unless this Agreement shall have been validly terminated in accordance with Article 8, (x) this Agreement shall be submitted to the Company Shareholders at the Company Shareholder Meetings for the purpose of obtaining the Required Company Shareholder Transaction Approval and the Required Company Distribution Transaction Approval, and nothing contained herein shall be deemed to relieve the Company of such obligation, and (y) neither the Company Board nor any committee or subcommittee thereof shall submit to the Company Shareholders any Acquisition Proposal, or, except as permitted herein, propose to do so.

For the avoidance of doubt, it is understood and agreed that the covenants and agreements contained in this Section 6.5 shall not prohibit the Company or any of its Representatives from taking any actions in the ordinary course that are not otherwise in violation of this Section 6.5 (such as answering phone calls) or informing any Person inquiring about a possible Company Acquisition Proposal of the existence of the covenants and agreements contained in this Section 6.5.

Section 6.6            No Solicitation by BMAC.

(a)           From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the BMAC Parties shall not, and each of them shall cause their Representatives not to, directly or indirectly: (i) solicit, initiate, encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a BMAC Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a BMAC Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a BMAC Acquisition Proposal; or (iv) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person (other than any Group Company) to do or seek to do any of the foregoing. BMAC agrees to (A) notify the Company promptly upon receipt of any BMAC Acquisition Proposal by any BMAC Party, and to describe the material terms and conditions of any such BMAC Acquisition Proposal in reasonable detail (including the identity of any person or entity making such BMAC Acquisition Proposal) and (B) keep the Company reasonably informed on a current basis of any modifications to such offer or information. BMAC also agrees that within five (5) Business Days of the execution of this Agreement, the BMAC Parties shall request each Person (other than the Company and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of a business combination with BMAC (and with whom the BMAC Parties have had contact in the twelve (12) months prior to the date of this Agreement regarding a business combination with BMAC) to return or destroy all confidential information furnished to such Person by or on behalf of the BMAC Parties prior to the date hereof and terminate access to any physical or electronic data room maintained by or on behalf of the BMAC Parties. Without limiting the foregoing, it is understood that any violation of the restrictions contained in this Section 6.6(a) by any of the BMAC Parties, or any of the BMAC Parties’ respective Representatives acting on behalf of the BMAC Parties, shall be deemed to be a breach of this Section 6.6(a) by BMAC Parties.

(b)           Except as provided in this Section 6.6, the BMAC Board shall not (and no committee or subcommittee thereof shall) (i) change, withdraw, withhold, qualify, amend or modify, or publicly propose to change, withdraw, withhold, qualify, amend or modify, in a manner adverse to the Company, the BMAC Board Recommendation, or (ii) adopt, approve, recommend or declare advisable to BMAC’s stockholders, or publicly propose to adopt, approve, recommend or declare advisable, any BMAC Acquisition Proposal (any action described in clause (i) or (ii) a, a “BMAC Change in Recommendation”).

(c)           Subject to the BMAC Parties’ compliance with the other provisions of this Section 6.6, if at any time prior to the receipt of the BMAC Stockholder Approval the BMAC Board reasonably determines in good faith, after consultation with its outside legal counsel and its outside financial advisor, that an Intervening Event has occurred and that the failure to make a BMAC Change in Recommendation in response to such Intervening Event would result in a breach of its fiduciary duties under applicable Law, the BMAC Board may make a BMAC Change in Recommendation; provided, however, that prior to making such a BMAC Change in Recommendation, (i) BMAC notifies the Company in writing, at least four (4) Business Days before making such BMAC Change in Recommendation (an “Intervening Event Notice Period”), of the BMAC Board’s intention to make such a BMAC Change in Recommendation, which notice shall (A) state expressly that an Intervening Event has occurred and that the BMAC Board intends to make a BMAC Change in Recommendation and (B) include a summary of the Intervening Event containing the material facts and circumstances underlying the BMAC Board’s determination that an Intervening Event has occurred, (ii) BMAC, the Subsidiaries of BMAC and their respective Representatives, upon the Company’s request, negotiate, during such Intervening Event Notice Period (it being agreed that in the event that, after commencement of an Intervening Event Notice Period, there is any material development with respect to an Intervening Event, the Intervening Event Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remains in the Intervening Event Notice Period subsequent to the time BMAC notifies the Company of any such material development (it being understood that there may be multiple extensions)), with the Company in good faith in respect of adjustments in the terms and conditions of this Agreement in furtherance of obviating the need for a BMAC Change in Recommendation, and (iii) following the end of such Intervening Event Notice Period (as the same may be extended as provided above) the BMAC Board reasonably determines in good faith, after consultation with its outside legal counsel and its outside financial advisor, that the failure to make a BMAC Change in Recommendation would reasonably be expected to result in a breach of the BMAC Board’s fiduciary duties under applicable Law.

For the avoidance of doubt, it is understood and agreed that the covenants and agreements contained in this Section 6.6 shall not prohibit any BMAC Party or any of their respective Representatives from taking any actions in the ordinary course that are not otherwise in violation of this Section 6.6 (such as answering phone calls) or informing any Person inquiring about a possible BMAC Acquisition Proposal, as applicable, of the existence of the covenants and agreements contained in this Section 6.6.

Section 6.7            Preparation of Registration Statement / Proxy Statement. As promptly as reasonably practicable following the date of this Agreement, BMAC, New BMAC and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by any of BMAC, New BMAC or the Company, as applicable), and New BMAC shall file with the SEC (which, for the avoidance of doubt, shall be no earlier than the delivery of the PCAOB Audited Financial Statements by the Company to BMAC pursuant to Section 6.17(a)) and the expiration of the Renegotiation Period or Reconsideration Period, as applicable, the Registration Statement / Proxy Statement (it being understood that the Registration Statement / Proxy Statement shall include a proxy statement / prospectus of BMAC which will be included therein and which will be used for the BMAC Stockholders Meeting to adopt and approve the Transaction Proposals and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by BMAC’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and Nasdaq). Each of BMAC, New BMAC and the Company shall use its reasonable best efforts to (a) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Company and the Group Companies, the provision of financial statements of the Group Companies, and any other information with respect to the Company and the Group Companies, in each case for all periods, and in the form, required to be included in the Registration Statement / Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); (b) promptly notify the others of, reasonably cooperate with each other with respect to and respond promptly to, any comments of the SEC or its staff; (c) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (d) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. BMAC and New BMAC, on the one hand, and the Company, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party and its Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 6.7 or for inclusion in any other statement, filing, notice or application made by or on behalf of BMAC or New BMAC to the SEC or Nasdaq in connection with the transactions contemplated by this Agreement or the Ancillary Documents. If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement / Proxy Statement, then (i) such Party shall promptly inform, in the case of any BMAC Party, the Company, or, in the case of the Company, BMAC, thereof; (ii) such Party shall prepare and mutually agree upon with, in the case of any BMAC Party, the Company, or, in the case of the Company, BMAC (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement / Proxy Statement; (iii) New BMAC shall file such mutually agreed upon amendment or supplement with the SEC; and (iv) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the Pre-Closing BMAC Stockholders. New BMAC shall as promptly as reasonably practicable advise the Company of the time of effectiveness of the Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of BMAC Shares for offering or sale in any jurisdiction, and BMAC, New BMAC and the Company shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use reasonable best efforts to ensure that none of the information related to him, her or it or any of his, her or its Representatives, supplied by or on his, her or its behalf for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, at the time the Registration Statement / Proxy Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 6.8            BMAC Stockholder Approval.

(a)            As promptly as reasonably practicable following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, BMAC shall (a) duly give notice of and (b) use reasonable best efforts to duly convene and hold a special meeting of its stockholders (the “BMAC Stockholders Meeting”) in accordance with the Governing Documents of BMAC, for the purposes of obtaining the BMAC Stockholder Approval and, if applicable, any approvals related thereto and providing its applicable stockholders with the opportunity to elect to effect a BMAC Stockholder Redemption. Except as otherwise required by applicable Law or as contemplated in Section 6.6 or Section 6.8(b), (i) BMAC shall, upon recommendation of the BMAC Special Committee and through the approval of the BMAC Board, recommend to its stockholders (the “BMAC Board Recommendation”), (A) the adoption and approval of this Agreement and the transactions contemplated hereby (including the Merger) (the “Business Combination Proposal”); (B) the adoption and approval of a proposal for one or more postponements or adjournments of the BMAC Stockholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) and (B), collectively, the “Transaction Proposals”); (C) the approval, by an advisory vote, of certain differences between the Pre-Closing BMAC Governing Documents and the proposed New BMAC Certificate of Incorporation and New BMAC Bylaws; (D) the adoption and approval of each other proposal that either the SEC or Nasdaq (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto; and (E) the adoption and approval of each other proposal reasonably agreed to by BMAC and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents (such proposals in clauses (C), (D) and (E), the “Other Transactions Proposals”), and (ii) BMAC shall include such recommendation contemplated by clause (i) in the Registration Statement / Proxy Statement. Notwithstanding the foregoing or anything to the contrary herein, BMAC may postpone or adjourn the BMAC Stockholders Meeting (1) to solicit additional proxies for the purpose of obtaining the BMAC Stockholder Approval, (2) for the absence of a quorum, (3) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that BMAC has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing BMAC Stockholders prior to the BMAC Stockholders Meeting or (4) if the holders of BMAC Common Shares have elected to redeem a number of BMAC Common Shares as of such time that would reasonably be expected to result in the condition set forth in Section 7.1(g) not being satisfied; provided that, without the consent of the Company, in no event shall BMAC adjourn the BMAC Stockholders Meeting for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date that is beyond the Termination Date. Except as otherwise required by applicable Law or as permitted by this Agreement (including Section 6.6 hereof), BMAC covenants that none of BMAC, the BMAC Board nor any committee of the BMAC Board shall withdraw or modify, or propose publicly or by formal action of any of BMAC, the BMAC Board, or any committee of the BMAC Board to withdraw or modify, in a manner adverse to the Group Companies, the BMAC Board Recommendation or any other recommendation by BMAC, the BMAC Board or any committee of the BMAC Board of the proposals set forth in the Registration Statement / Proxy Statement.

(b)           Notwithstanding the foregoing, BMAC may, no later than the later of (x) thirty (30) days following the date of this Agreement and (y) five (5) days following delivery of the PCAOB Audited Financial Statements (the “Diligence Period”), notify the Company in writing that it intends to terminate this Agreement pursuant to Section 8.1(k) identifying any due diligence deficiencies or valuation issues identified by BMAC in connection with its due diligence investigation of the Company (including, for the avoidance of doubt, as a result of the Conveyance Plan and/or the Schedule Supplement) (a “Diligence Deficiency Notice”) and may, in BMAC’s sole discretion, propose a revised Equity Value (or such other amended or additional terms) on which BMAC would be willing to consummate the transactions contemplated hereby. The Company may, in its sole discretion, promptly but not later than within three (3) Business Days after its receipt of a Diligence Deficiency Notice, negotiate with BMAC with respect to any such amended or additional terms and/or make a counterproposal to BMAC (a “Company Counterproposal”). During the fifteen (15) days following BMAC’s receipt of a Company Counterproposal (if any) (the “Renegotiation Period”), BMAC shall consider and discuss in good faith with the Company all proposals submitted by the Company and, without limiting the foregoing, shall, and shall cause its financial advisors and legal counsel to, from time to time as reasonably required by the Company, meet with the Company, its financial advisors and/or legal counsel to consider and discuss the Company’s proposals with the Company and its advisors, attorneys and other representatives; provided that nothing in this Section 6.8 shall require either Party to accept any proposal by the other Party or require the BMAC Board to recommend the adoption and approval of any such proposal to BMAC’s Stockholders. To the extent that the Company does not deliver a Company Counterproposal, BMAC shall have a fifteen (15) day period following the delivery of the Diligence Deficiency Notice (“Reconsideration Period”) in order to consider, together with its legal and financial advisors, whether to exercise its rights pursuant to Section 8.1(k).

(c)            From the date hereof through the expiration of the Diligence Period, the Company shall, and shall cause its directors, officers, employees, advisors, attorneys and other representatives to, reasonably cooperate with BMAC and its employees, advisors, attorneys and other representatives to provide any information reasonably requested by BMAC and its employees, advisors, attorneys and other representatives in connection with such Persons’ due diligence review of the Company as promptly as practicable following any such request. The Company shall use reasonable best efforts to complete the provision of all such requested information during the Diligence Period.

Section 6.9         New BMAC Stockholder Approval. As promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement, BMAC, as the sole stockholder of New BMAC will approve and adopt this Agreement, the Ancillary Documents to which New BMAC is or will be a party and the transactions contemplated hereby and thereby (including the Merger).

Section 6.10      Conduct of Business of BMAC. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, BMAC shall not, and shall cause its Subsidiaries not to, as applicable, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 6.10 of the BMAC Disclosure Schedules or as consented to in writing by the Company (such consent, in the case of Section 6.10(a), Section 6.10(d) or Section 6.10(k) (to the extent related to any of the foregoing), not to be unreasonably withheld, conditioned or delayed), do any of the following:

(a)            adopt any amendments, supplements, restatements or modifications to the Trust Agreement or the Governing Documents of any BMAC Party;

(b)           declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, its Equity Securities, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding of its Equity Securities;

(c)            split, combine or reclassify any of its capital stock or other Equity Securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

(d)            incur, create or assume any Indebtedness, except for Indebtedness for borrowed money in an amount not to exceed $1,500,000 in the aggregate or BMAC Financing;

(e)            make any loans or advances to, or capital contributions in, any other Person, other than to, or in, BMAC or any of its Subsidiaries;

(f)            except for BMAC Financing, issue any Equity Securities or grant any additional options or stock appreciation rights with respect to its Equity Securities;

(g)            (i) amend, modify or renew any BMAC Related Party Transaction, or (ii) enter into any Contract that would constitute a BMAC Related Party Transaction;

(h)           engage in any activities or business, or incur any material Liabilities, other than any activities, businesses or Liabilities that are either permitted under this Section 6.10 (including, for the avoidance of doubt, any activities, businesses or Liabilities contemplated by, incurred in connection with or that are otherwise incidental or attendant to this Agreement or any Ancillary Document, the performance of any covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby) or in accordance with this Section 6.10;

(i)            authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(j)            enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(k)            (A) make, change or revoke any material Tax election, (B) settle or compromise any material Tax claim or liability, (C) adopt or change any material method of accounting or material annual accounting period for Tax purposes or file any material amended Tax Return, (D) waive or extend the statute of limitations in respect of any material amount of Taxes, (E) surrender any right to claim a material Tax refund, or (F) enter into a closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Tax Law); or

(l)            enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 6.10.

Notwithstanding anything in this Section 6.10 or this Agreement to the contrary, (i) nothing set forth in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of any BMAC Party and (ii) nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, any BMAC Party from using the funds held by a BMAC Party outside the Trust Account to pay any BMAC Expenses or other Liabilities of any BMAC Party.

Section 6.11       Nasdaq Listing. BMAC shall use its reasonable best efforts to (a) cause the New BMAC Common Shares issuable in accordance with this Agreement and the transactions contemplated hereunder to be approved for listing on Nasdaq, subject to official notice of issuance thereof, and (b) to satisfy any applicable initial and continuing listing requirements of Nasdaq, in each case as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Effective Time. The Company shall, and shall cause its Representatives to, reasonably cooperate with BMAC and its Representatives in connection with the foregoing.

Section 6.12       Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 7 and provision of notice thereof to the Trustee, (a) at the Closing, BMAC shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the Public Stockholders of BMAC pursuant to the BMAC Stockholder Redemption, (B) pay the amounts due to the underwriters of BMAC’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to BMAC in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 6.13      Company Shareholder Approval. As promptly as reasonably practicable following the date of effectiveness of the Registration Statement / Proxy Statement, the Company shall take all action necessary under applicable Law, the rules and regulations applicable to companies listed on the Oslo Stock Exchange, and its Governing Documents to call, give notice of, convene and hold an extraordinary meeting of the Company Shareholders to pass resolutions (the “Company Transaction Special Meeting”) approving (i) the adoption and approval in accordance with applicable Laws of the transactions contemplated by this Agreement (other than the Distribution), in accordance with the Company’s Governing Documents and (ii) such other matters as the Company and BMAC shall hereafter mutually determine to be necessary or appropriate in order to effect the transactions contemplated by this Agreement and the Ancillary Documents (other than the Distribution) (collectively, the “Company Transaction Proposals”). The Company shall use reasonable best efforts to cause to be prepared an audited balance sheet of the Company giving effect to the Conveyances and the Acquisition (including the receipt by the Company of the Adjusted Transaction Share Consideration) (the “Distributable Reserves Balance Sheet”) as promptly as practicable after the Company Transaction Special Meeting. Subject to the Norwegian Public Limited Liability Companies Act sections 8-1 to 8-2(a), and applicable accounting standards, the Company Board will, to the fullest extent possible, recommend that the Company Shareholders vote in favor of the adoption of the Distribution (the “Company Board Distribution Recommendation”); provided, if required by applicable Law and on the advice of counsel, if the Company Board is not able to recommend the adoption of the distribution of one hundred percent (100%) of the Adjusted Transaction Share Consideration to the Company Shareholders, the Company will recommend the adoption of the distribution of such percentage of the Adjusted Transaction Share Consideration as is permitted by applicable Law (which percentage shall not, without the consent of New BMAC not to be unreasonably withheld, conditioned or delayed, be less than 95%) and the “Distribution” shall be deemed to mean the distribution of such applicable percentage for all purposes under this Agreement; provided, further, in such event, or in any circumstance in which the Company retains any portion of the Adjusted Transaction Share Consideration (including to the extent that the Distribution has not occurred as of the Closing Date), the Company shall execute and deliver a customary “lock-up” agreement agreeing not to transfer the portion of the Adjusted Transaction Share Consideration retained by the Company for a period of six (6) months (for the avoidance of doubt, such “lock-up” agreement shall not apply to the Distribution to the Company Shareholders). As promptly as possible thereafter, the Company shall take all action necessary under applicable Law, the rules and regulations applicable to companies listed on the Oslo Stock Exchange, and its Governing Documents to call, give notice of, convene and hold an extraordinary meeting of the Company Shareholders to pass resolutions (the “Company Distribution Special Meeting”, and together with the Company Transaction Special Meeting, the “Company Shareholder Meetings”) approving the Distribution (the “Company Distribution Proposal”, and together with the Company Transaction Proposals, the “Company Shareholder Approval Matters”). The Company, acting through the unanimous approval of the Company Board, shall include (a) in the materials distributed to the Company Shareholders in connection with the Company Transaction Proposals a recommendation of the Company Board that the Company Shareholders vote in favor of the adoption of Company Transaction Proposals (the “Company Board Transaction Recommendation”) and (b) in the materials distributed to the Company Shareholders in connection with the Company Distribution Proposal, the Company Board Distribution Recommendation.

Section 6.14      BMAC Indemnification; Directors’ and Officers’ Insurance.

(a)            Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of each BMAC Party, as provided in the applicable BMAC Party’s Governing Documents or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) BMAC will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, New BMAC shall advance, or caused to be advanced, expenses incurred by any Person in defending a civil or criminal action, suit or proceeding to which such Person is a party or is threatened to be made a party by reason of the fact that such Person is or was director or officer of a BMAC Party or is or was serving at the request of a BMAC Party in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that they are not entitled to be indemnified by under the applicable BMAC Party’s Governing Documents or this Agreement. The indemnification and liability limitation or exculpation provisions of the BMAC Parties’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified following the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Effective Time, or at any time prior to such time, were directors or officers of any BMAC Party (the “BMAC D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Effective Time and relating to the fact that such BMAC D&O Person was a director or officer of any BMAC Party on or prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b)           New BMAC shall not have any obligation under this Section 6.14 to any BMAC D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such BMAC D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c)            BMAC shall purchase, at or prior to the Effective Time, and maintain in effect for a period of six (6) years following the Effective Time, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the BMAC Parties in effect as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time. Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the Persons covered thereby) the coverage provided under the BMAC Parties’ directors’ and officers’ liability insurance policies in effect as of the date of this Agreement; provided that BMAC shall not be obligated to pay a premium for such “tail” policy in excess of three-hundred percent (300%) of the most recent policy term premium paid by BMAC prior to the date of this Agreement and, in such event, BMAC shall purchase the maximum coverage available for three-hundred (300%) of the most recent policy term premium paid by BMAC prior to the date of this Agreement.

(d)            If New BMAC or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of New BMAC shall assume all of the obligations set forth in this Section 6.14.

(e)            The Persons entitled to the indemnification, liability limitation, exculpation or insurance coverage set forth in this Section 6.14 are intended to be third-party beneficiaries of this Section 6.14. This Section 6.14 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of New BMAC.

Section 6.15      Company Indemnification; Directors’ and Officers’ Insurance.

(a)            Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of the Group Companies, as provided in the Group Companies’ Governing Documents or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) New BMAC will cause the applicable Group Companies to perform and discharge all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, New BMAC shall cause the applicable Group Companies to advance expenses incurred by any Person in defending a civil or criminal action, suit or proceeding to which such Person is a party or is threatened to be made a party by reason of the fact that such Person is or was director or officer of a Group Company or is or was serving at the request of a Group Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that they are not entitled to be indemnified as provided in the Group Companies’ Governing Documents or other applicable agreements in effect as of immediately prior to the Effective Time. The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified following the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Effective Time or at any time prior to the Effective Time, were directors or officers of the Group Companies (the “Company D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such Company D&O Person was a director or officer of any Group Company on or prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b)            None of BMAC, New BMAC or the Group Companies shall have any obligation under this Section 6.15 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c)            If New BMAC or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of New BMAC shall assume all of the obligations set forth in this Section 6.15.

(d)           The Persons entitled to the indemnification, liability limitation, exculpation or insurance coverage set forth in this Section 6.15 are intended to be third-party beneficiaries of this Section 6.15. This Section 6.15 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of New BMAC.

Section 6.16      Post-Closing Directors and Officers.

(a)            Each of BMAC and the Company shall take all such action within its power as may be necessary or appropriate such that effective immediately after the Effective Time: (i) the New BMAC Board shall consist of seven (7) directors, which shall be divided into three (3) classes, designated Class I, II and III, with Class I consisting of two (2) directors, Class II consisting of two (2) directors and Class III consisting of three (3) directors; (ii) the members of the New BMAC Board are the individuals determined in accordance with Section 6.16(b) and Section 6.16(c) (provided, however, that in the event that any Person or group of Persons entitled to designate a member of the New BMAC Board pursuant to this Section 6.16 fails to provide written notice of such designation prior to the time at which the Registration Statement / Proxy Statement is declared effective, such member of the New BMAC Board shall be designated by agreement of a majority of the other Persons then designated to serve on the New BMAC Board following the Effective Time); (iii) the members of the compensation committee, audit committee and nominating committee of the New BMAC Board are the individuals determined in accordance with Section 6.16(d); and (iv) the officers of New BMAC (the “Officers”) are the individuals determined in accordance with Section 6.16(e).

(b)            Prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Company shall designate one (1) individual to serve as a Class I director on the New BMAC Board, one (1) individual to serve as a Class II director on the New BMAC Board and three (3) individuals to serve as Class III directors on the New BMAC Board, in each case, immediately after the Effective Time (each, a “Company Designee”). Prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Company may, by giving BMAC and the BMAC Sponsor written notice, replace any Company Designee with any other individual. Notwithstanding the foregoing or anything to the contrary herein, unless otherwise agreed in writing by BMAC and the BMAC Sponsor, in no event shall there be less than three (3) Company Designees that would qualify as “independent directors” under the listing rules of Nasdaq immediately after the Effective Time (whether as a result of the replacement of any Company Designee as contemplated by this Section 6.16(b) or otherwise).

(c)            Prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the BMAC Sponsor shall, after reasonably consulting with the Company, designate one (1) individual to serve as a Class I director on the New BMAC Board and one (1) individual to serve as a Class II director on the New BMAC Board, in each case, immediately after the Effective Time (the “BMAC Designees”). Prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the BMAC Sponsor may, by giving the Company written notice, replace any BMAC Designee with any other individual and after reasonably consulting with the Company.

(d)           Prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Company shall designate each director that will serve on the compensation committee, the audit committee and the nominating committee of the New BMAC Board immediately after the Effective Time, subject to applicable listing rules of Nasdaq and applicable Federal Securities Laws.

(e)            The individuals identified in writing by the Company to BMAC no later than five (5) Business Days following the initial filing of the Registration Statement / Proxy Statement, subject to BMAC’s written approval, shall be Officers immediately after the Effective Time, with each such individual holding the title set forth opposite his or her name. In the event that any such individual is unwilling or unable (whether due to death, disability or otherwise) to serve as an Officer, then, prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Company may, with the prior written consent of BMAC Sponsor (such consent not to be unreasonably withheld, conditioned or delayed), replace such individual with another individual to serve as such Officer and, if the BMAC Sponsor provides its consent to the replacement of such Officer, such replacement individual shall serve an Officer in lieu of, and to serve with the same title as, the individual so replaced.

Section 6.17      Required Financials.

(a)           The Company (i) shall deliver to BMAC (A) as promptly as reasonably practicable following the date of this Agreement, the PCAOB Audited Financial Statements, and (B) as promptly as practicable following the relevant financial statement or other applicable period, any other Required Closing Financial Statements, and (ii) has delivered, as of the date hereof, the 2020 Audited Financial Statements (which are, for the avoidance of doubt, attached as to Section 4.4(a) of the Company Disclosure Schedules).

(b)           The Required Closing Financial Statements will comply with the standards set forth in Section 4.4(b). With respect to the Required Closing Financial Statements, the Required Closing Financial Statements (A) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be individually or in the aggregate material) and the absence of notes thereto), (B) will fairly present, in all material respects, the financial position, results of operations, stockholders’ equity and cash flows of the Group Companies as at the dates thereof and for the periods indicated therein (subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be individually or in the aggregate material)), (C) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and will contain an unqualified report of the auditors for the Group Companies and (D) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates of delivery (including Regulation S-X or Regulation S-K, as applicable).

(c)           The Company shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Group Companies, BMAC in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement / Proxy Statement and any other filings to be made by BMAC with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

Section 6.18      BMAC Incentive Equity Plan and Employee Stock Purchase Plan.

(a)            At least five (5) Business Days prior to the Closing Date, the board of directors of New BMAC shall approve and adopt an equity incentive plan, with such terms and conditions as the Company and BMAC may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or BMAC, as applicable) (the “BMAC Incentive Equity Plan”), in the manner prescribed under applicable Laws, effective as of one day prior to the Closing Date, reserving a number of New BMAC Common Shares for grant thereunder equal to (x) ten percent (10%) of the New BMAC Common Shares outstanding as of immediately following the Effective Time or (y) such other number as the Company and BMAC may mutually agree prior to Closing (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or BMAC, as applicable). The BMAC Incentive Equity Plan shall reserve an additional number of New BMAC Common Shares annually for grant thereunder, as a percentage of the New BMAC Common Shares then outstanding, with such percentage to be mutually agreed upon by the Company and BMAC prior to Closing (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or BMAC, as applicable).

(b)            At least five (5) Business Days prior to the Closing Date, the board of directors of New BMAC shall approve and adopt an employee stock purchase plan (the “ESPP”), with such terms and conditions as the Company and BMAC may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or BMAC, as applicable), in the manner prescribed under applicable Laws, effective as of one day prior to the Closing Date.

(c)            Subject to the Required BMAC Stockholder Approval being obtained, prior to the Effective Time, BMAC, as sole stockholder of New BMAC, shall approve and adopt the BMAC Incentive Equity Plan and the ESPP, effective as of one day prior to the Closing Date.

(d)            At the Closing, a pool of 150,000 New BMAC Common Shares shall be made available for allocation to employees of New BMAC as determined by the New BMAC Board.

Section 6.19      FIRPTA Certificates. At or prior to the Closing, the Company shall deliver, or cause to be delivered, to BMAC a certificate, duly executed by each Group Company that is directly owned by the Company and is treated as a domestic corporation for U.S. federal income tax purposes, complying with Treasury Regulations Section 1.1445-2(c)(3), together with a duly executed notice to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), in each case, in a form reasonably acceptable to the Company and BMAC.

Section 6.20      Company Related Party Transactions. The Company shall take, or cause to be taken, all actions necessary or advisable to terminate at or prior to the Closing all Company Related Party Transactions (other than those set forth on Section 6.20 of the Company Disclosure Schedules) without any further obligations or Liabilities to the Group Companies or their respective Affiliates (including from and after the Effective Time, New BMAC and its Affiliates).

Section 6.21      Registration Rights Agreement; Certain Transfer Matters.

(a)            During the period following the execution and delivery of this Agreement and the Closing or the valid termination of this Agreement pursuant to Section 8.1, New BMAC, the BMAC Sponsor and the Supporting Company Shareholders shall negotiate, in good faith, the final form of Registration Rights Agreement and, conditioned upon and effective as of the Closing, execute and deliver such Registration Rights Agreement in form and substance reasonably satisfactory to each such party, which shall not be inconsistent with the restrictions on transfer contemplated by the Sponsor Side Letter and the Transaction Support Agreements, respectively.

(b)            In the event that, at Closing, there is not sufficient public float to remain listed on NASDAQ, New BMAC will release the BMAC Sponsor from the lock-up, and the BMAC Sponsor will distribute New BMAC securities to those of its members who would not be “affiliates” of New BMAC upon receipt thereof in an amount of New BMAC Shares not to exceed such amount as would be necessary for New BMAC to remain listed on NASDAQ immediately following the Closing.

Section 6.22      Name Changes.

(a)            Upon the Effective Time, New BMAC will change its name to DLTx Inc. and such name shall be set forth in the New BMAC Certificate of Incorporation.

(b)            Upon the Closing, the Company will change its name to a name to be determined by the Company (which shall not include “DLTX” or any variation thereof), subject to the consent of BMAC (with such consent not to be unreasonably withheld, conditioned or delayed).

Section 6.23      Certain Tax Matters.

(a)            The Parties intend that the Merger qualifies for the Intended Tax Treatment. The Parties shall file all Tax Returns consistent with, and take no position for Tax purposes inconsistent with (whether in audits, Tax Returns or otherwise), the Intended Tax Treatment unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law). The Parties will reasonably cooperate, and will cause their respective Affiliates, directors, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives to reasonably cooperate, to document and support the Intended Tax Treatment, including, to the extent reasonably requested by a Party, providing factual support letters of the sort customarily provided as the basis for a tax opinion that the Merger qualifies for the Intended Tax Treatment.

(b)           The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). From the date hereof through the Closing, and following the Closing, the Parties shall not, and shall not permit or cause their respective Affiliates to, take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Merger qualifying for the Intended Tax Treatment.

(c)            If, in connection with the preparation and filing of the Registration Statement / Proxy Statement, the SEC requests or requires that tax opinions be prepared and submitted, BMAC, New BMAC, Merger Sub and the Company shall deliver to Kirkland & Ellis LLP and Reed Smith LLP customary tax representation letters satisfactory to its counsel, dated and executed as of the date the Registration Statement / Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement / Proxy Statement, and Kirkland & Ellis LLP shall furnish any such tax opinion, subject to customary assumptions and limitations, with respect to the U.S. federal income tax consequences to any of the BMAC Parties and the BMAC Interest Holders and the Intended Tax Treatment, and Reed Smith LLP shall furnish any such tax opinion, subject to customary assumptions and limitations, with respect to the U.S. federal income tax consequences of the Acquisition and the Distribution to the Company and/or the Company Shareholders.

(d)            Each Party shall reasonably cooperate (and cause its Affiliates to reasonably cooperate), as and to the extent reasonably requested by each other Party, in connection with the preparation and filing of Tax Returns and any examination or other Proceeding with respect to Taxes or Tax Returns of any Group Company. Such cooperation shall include the provision of records and information that are reasonably relevant to any such audit or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company shall (and shall cause its respective Affiliates to) provide any information reasonably requested to allow New BMAC or any Group Company to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws or to compute the amount of payroll or other employment Taxes due with respect to any payment made in connection with this Agreement.

(e)            New BMAC shall be responsible for any and all Transfer Taxes and shall cause any and all Transfer Taxes to be timely paid to the applicable Tax Authority. The BMAC Parties and the Company shall cooperate to prepare and file, or shall cause to be prepared and filed, in a timely manner, all necessary Tax Returns and other documentation with respect to all Transfer Taxes, and, if required by applicable Law, the Parties will, and will cause their respective Affiliates to, reasonably cooperate and join in the execution of any such Tax Returns and other documentation. The Parties shall reasonably cooperate to establish any available exemption from (or reduction in) any Transfer Tax. The BMAC Parties shall provide the other Parties with evidence reasonably satisfactory to such other Party or Parties that such Transfer Taxes have been paid, or if the relevant transactions are exempt from Transfer Taxes, evidence of the filing of an appropriate certificate or other evidence of exemption.

Section 6.24      Financing.

(a)            Prior to the Closing, the BMAC Parties may execute Financing Agreements that would constitute BMAC Financing; provided that, the BMAC Parties shall not enter into any Financing Agreement without the prior written consent of the Company with respect to terms and quantum of such financing (such consent not to be unreasonably withheld, conditioned or delayed), it being agreed that any quantum of financing required to satisfy the condition set forth in Section 7.3(d) shall be deemed consented to; provided, that, to the extent relevant, to the extent such financing involves the issuance of New BMAC Common Shares, it shall not be issued for less than the New BMAC Share Value, without the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). The Company shall have the reasonable opportunity to review and comment on the form and terms of the Financing Agreement and the BMAC Parties shall consider any such comments in good faith.

(b)            Prior to the earlier of the Closing and the valid termination of this Agreement pursuant to Section 8.1, the Company agrees, and shall cause the appropriate officers and employees thereof, to use reasonable best efforts to cooperate, in connection with the arrangement of any BMAC Financing, including to the extent such financing will be issued at a Group Company level, as may be reasonably requested by BMAC, including by (i) upon reasonable prior notice, participating in meetings, calls, drafting sessions, presentations, and due diligence sessions (including accounting due diligence sessions) and sessions with prospective investors at mutually agreeable times and locations and upon reasonable advance notice (including the participation in any relevant “roadshow”), (ii) assisting with the preparation of customary materials, (iii) providing the PCAOB Audited Financial Statements and such other financial information regarding the Group Companies available to the Company as is reasonably requested in connection therewith, subject to confidentiality obligations acceptable to the Company, (iv) taking all corporate actions that are necessary or customary to obtain BMAC Financing, and (v) otherwise reasonably cooperating in BMAC’s efforts to obtain BMAC Financing.

(c)            At the Closing, the BMAC Parties shall be permitted to consummate any BMAC Financing, and issue the securities contemplated thereunder, in accordance with the terms and conditions of the applicable Financing Agreements.

Section 6.25      Conveyances.

(a)            Upon the terms and subject to the conditions set forth in this Agreement, prior to the Closing, the Company shall, and shall cause its Affiliates to, make such contributions, transfers, assignments and acceptances of the assets set forth on Section 6.25 of the Company Disclosure Schedules and in accordance with the specific steps to be delivered by the Company to BMAC no later than ten (10) Business Days following the date of this Agreement (the “Conveyance Plan”), such that, upon the consummation of such contributions, transfers, assignments and acceptances, (a) the Company shall own the Excluded Assets and shall be responsible for the Excluded Liabilities, without any recourse to New BMAC or its Affiliates and (b) all other assets of the Company and its Subsidiaries shall be held by a Group Company along with the Liabilities related thereto (such transactions, the “Conveyances”). The Company shall provide BMAC with a reasonable opportunity to review any certificates, filings, contracts, agreements or other documentation, and any amendments or supplements thereto, to be made or entered into by the Company or the Group Companies to effect the Conveyances (the “Conveyance Documents”), including by providing substantially final (subject to any comments from BMAC) drafts of such Conveyance Documents to BMAC no less than five (5) Business Days in advance of the effectiveness of the transactions contemplated therein or, if earlier, the execution thereof, and the Company shall incorporate BMAC’s reasonable comments thereto. An executed version of each of the Conveyance Documents shall be provided to BMAC promptly upon execution.

(b)            In furtherance of the foregoing, on and after the Closing, (i) the Company shall retain, and none of New BMAC or its Affiliates shall acquire, or retain, any interest in the Excluded Assets and (ii) the Company shall retain, and none of New BMAC or its Affiliates shall assume or retain, any Excluded Liability. If, after the Closing: (A) any payment from any third party with respect to an Excluded Asset is received by New BMAC or any of its Subsidiaries, including any Group Company, then New BMAC shall promptly, but in any event within ten (10) Business Days, remit or cause to be remitted such amount to the Company; or (B) New BMAC or any of its Subsidiaries, including any Group Company, pays any amount to any third party in respect of any Excluded Asset or Excluded Liability, then New BMAC shall provide notice of such payment as promptly as practicable to the Company, and the Company shall promptly, but in any event within ten (10) Business Days following receipt of such notice, remit or cause to be remitted such amount to New BMAC (or an affiliate thereof designated by New BMAC).

Section 6.26      Supplement to Company Disclosure Schedules. Between the date of this Agreement and the date that is ten (10) Business Days following the date of this Agreement, the Company shall have the right, but not the obligation, to supplement or amend the Company Disclosure Schedules (each a “Schedule Supplement”) with respect to any representations or warranties made by the Company in Article 4, and each such Schedule Supplement shall be deemed to be incorporated into and to supplement and amend the Company Disclosure Schedules.

Section 6.27      Leakage. The Company covenants and agrees that (a) there shall be no Leakage prior to the Closing and (b) no arrangements or agreements shall be made that would reasonably be expected to result in any Leakage prior to the Closing. The Company shall notify BMAC in writing promptly, and in any event no later than two (2) Business Days, after becoming aware of anything which would constitute a breach of this Section 6.27 (including the specific amount of any Leakage, if known, or a reasonable estimate thereof).

Section 6.28      Employment Agreements. The Company shall use reasonable best efforts to cause each of the employees of the Company or a Group Company set forth on a schedule to be delivered by BMAC to the Company within five (5) Business Days hereof (each, a “Key Employee”) to negotiate, execute and deliver an employment agreement between such Key Employee and New BMAC or a Group Company, as applicable, which employment agreement will take effect upon the Closing. Such employment agreements shall be in form reasonably satisfactory to BMAC.

Section 6.29      Transaction Support Agreements. The Company shall use reasonable best efforts to cause holders of Company Shares to execute and deliver Transaction Support Agreements, in the form attached hereto as Exhibit A or as otherwise mutually agreed to between the Parties, to the BMAC Parties no later than fourteen (14) days prior to the Company Transaction Special Meeting.

Section 6.30      Earn-out Shares. Prior to the Closing, the Company will issue to the individuals set forth on Section 6.30 of the Company Disclosure Schedule an aggregate of 6,000,000 Company Shares pursuant to and in accordance with Section 5 of that certain Share Exchange Agreement, dated as of February 27, 2022, by and among the Company and the other persons and entities party thereto in respect of the shares of DSM Tech Enterprises Inc. All documents, instruments or agreements to be entered into in connection with such issuance and settlement of the Company’s obligations thereunder shall be in form and substance reasonably acceptable to BMAC.

Article 7
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

Section 7.1         Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists of the following conditions:

(a)            each applicable waiting period or Consent under the HSR Act shall have expired, been terminated or obtained (or deemed, by applicable Law, to have been obtained), as applicable;

(b)            no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement or the Ancillary Documents shall be in effect;

(c)            the Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement / Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(d)            the Required Company Shareholder Transaction Approval shall have been obtained;

(e)            the Required BMAC Stockholder Approval shall have been obtained;

(f)            New BMAC’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement shall have been conditionally approved and, immediately following the Closing, New BMAC shall satisfy any applicable initial and continuing listing requirements of Nasdaq, and New BMAC shall not have received any notice of non-compliance therewith that has not been cured prior to, or would not be cured at or immediately following, the Closing, and the New BMAC Common Shares (including the New BMAC Common Shares to be issued hereunder) shall have been approved for listing on Nasdaq; and

(g)            after giving effect to the transactions contemplated hereby, New BMAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Closing.

Section 7.2            Other Conditions to the Obligations of the BMAC Parties. The obligations of the BMAC Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by BMAC (on behalf of itself and the other BMAC Parties) of the following further conditions:

(a)            (i) the Company Fundamental Representations (other than the representations and warranties set forth in Section 4.2(a) and Section 4.8(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 4.2(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) the representations and warranties set forth in Section 4.8(a) shall be true and correct in all respects as of the date of this Agreement and the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date) and (iv) the representations and warranties of the Company set forth in Article 4 (other than the Company Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;

(b)            the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement at or prior to the Closing;

(c)            since the date of this Agreement, no Company Material Adverse Effect has occurred;

(d)            at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to BMAC a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(c) are satisfied, in a form and substance reasonably satisfactory to BMAC;

(e)            the Board of Directors of BMAC shall have received a Fairness Opinion;

(f)             the Conveyances shall have been completed in accordance with Section 6.25 of the Company Disclosure Schedules and the Conveyance Plan;

(g)            the Company shall have delivered to BMAC a copy of the Restrictive Covenant Agreement duly executed by the Company; and

(h)            the Required Company Distribution Transaction Approval shall have been obtained or if the Required Company Distribution Transaction Approval shall not have not been obtained the Company shall have delivered the “lock-up” agreement as contemplated by Section 6.13 and the Company Board shall have resolved to recommend the Distribution and shall have so recommended the Distribution and shall not have changed such recommendation.

Section 7.3             Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:

(a)            (i) the BMAC Fundamental Representations (other than Section 5.6) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 5.6 shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date, and (iii) the representations and warranties of the BMAC Parties (other than the BMAC Fundamental Representations) contained in Article 5 of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth herein) in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a BMAC Material Adverse Effect;

(b)            the BMAC Parties shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;

(c)            at or prior to the Closing, BMAC shall have delivered, or caused to be delivered, to the Company a certificate duly executed by an authorized officer of BMAC, dated as of the Closing Date, to the effect that the conditions specified in Section 7.3(a) and Section 7.3(b) are satisfied, in a form and substance reasonably satisfactory to the Company; and

(d)            the Aggregate Transaction Proceeds shall be equal to or greater than $10,000,000.

Section 7.4             Frustration of Closing Conditions. The Company may not rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was proximately caused by the Company’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 6.2, or a breach of this Agreement. None of the BMAC Parties may rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was proximately caused by a BMAC Party’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 6.2, or a breach of this Agreement.

Article 8
TERMINATION

Section 8.1            Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a)            by mutual written consent of BMAC and the Company;

(b)            by BMAC, if any of the representations or warranties set forth in Article 4 shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 7.2(a) or Section 7.2(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by BMAC, and (ii) the Termination Date; provided, however, that none of the BMAC Parties is then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 7.3(a) or Section 7.3(b) from being satisfied;

(c)            by the Company, if any of the representations or warranties set forth in Article 5 shall not be true and correct or if any BMAC Party has failed to perform any covenant or agreement on the part of such applicable BMAC Party set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 7.3(a) or Section 7.3(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to BMAC by the Company and (ii) the Termination Date; provided, however, that the Company is then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 7.2(a) or Section 7.2(b) from being satisfied;

(d)            by either BMAC or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to July 21, 2023 (the “Termination Date”); provided, that (i) the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to BMAC if any BMAC Party’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and (ii) the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to the Company if the Company’s breach of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;

(e)            by either BMAC or the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable;

(f)            by either BMAC or the Company if the BMAC Stockholders Meeting has been held (including any adjournment or postponement thereof), has concluded, BMAC’s stockholders have duly voted and the Required BMAC Stockholder Approval was not obtained;

(g)            by either BMAC or the Company if the Company Transaction Special Meeting has been held (including any adjournment or postponement thereof), has concluded, the Company Shareholders have duly voted and the Required Company Shareholder Transaction Approval was not obtained; provided, that the BMAC Expense Reimbursement shall be paid pursuant to Section 8.2(b) to the extent that prior to the Company Shareholders Meeting a Company Change in Recommendation occurred or the Company was in material breach of Section 6.5 or Section 6.13;

(h)            by BMAC, at any time before the time the Required Company Shareholder Transaction Approval is obtained, upon a Company Change in Recommendation; provided, that the BMAC Expense Reimbursement shall be paid pursuant to Section 8.2(b);

(i)             by the Company, at any time before the time the Required BMAC Stockholder Approval is obtained, upon a BMAC Change in Recommendation;

(j)             by the Company, at any time before the time the Required Company Shareholder Transaction Approval is obtained, in order to enter into a definitive Company Acquisition Agreement providing for a Company Superior Proposal in accordance with Section 6.5(e) (it being understood that the Company shall enter into a definitive Acquisition Agreement with respect to the Company Superior Proposal substantially concurrently with the termination of this Agreement); provided, that the BMAC Expense Reimbursement shall be paid pursuant to Section 8.2(b);

(k)            by BMAC, following the expiration of the Renegotiation Period or Reconsideration Period, as applicable, based on its due diligence review of the Company or if, at such time, the BMAC Special Committee has not received a satisfactory Fairness Opinion.

Section 8.2             Effect of Termination.

(a)            In the event of the termination of this Agreement pursuant to Section 8.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Representatives) with the exception of Section 6.3(a), Section 6.3(b), this Section 8.2, Article 9 (other than Section 9.1) and Article 1 (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 8.1 shall not affect any Liability on the part of any Party for any Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud.

(b)            In the event either BMAC or the Company terminates this Agreement pursuant to Section 8.1(g), BMAC terminates this Agreement pursuant to Section 8.1(h), or the Company terminates this Agreement pursuant to Section 8.1(j), then the Company shall pay to BMAC the BMAC Expense Reimbursement within five (5) Business Days of such termination. The “BMAC Expense Reimbursement” shall be an amount equal to the reasonable and documented out-of-pocket expenses incurred by BMAC in connection with this Agreement and the transactions contemplated by this Agreement, in an amount not to exceed $7,500,000.

Article 9
MISCELLANEOUS

Section 9.1             Non-Survival. The representations, warranties, agreements and covenants in this Agreement shall terminate at the Closing, except for those covenants and agreements that, by their terms, contemplate performance after the Closing.

Section 9.2             Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of (a) BMAC and the Company prior to Closing and (b) New BMAC, the BMAC Sponsor and the Company after the Closing. Any attempted assignment of this Agreement not in accordance with the terms of this Section 9.2 shall be void.

Section 9.3             Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by (a) BMAC and the Company prior to the Closing and (b) New BMAC, the BMAC Sponsor and the Company after the Closing; provided that after the Required BMAC Stockholder Approval and the Required Company Shareholder Approval have been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption of the stockholders of BMAC or the Company, as applicable, without such further approval or adoption. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 9.3 shall be void, ab initio.

Section 9.4             Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a)	If to any BMAC Party, to:

c/o Blockchain Moon Acquisition Corp.

4651 Salisbury Road, Suite 400

Jacksonville, FL 32256

Attention:	Enzo A. Villani
E-mail:	evillani@bmac.group

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:	Lauren M. Colasacco, P.C.

Peter Seligson, P.C.

Frances D. Dales

E-mail:	lauren.colasacco@kirkland.com

peter.seligson@kirkland.com

frances.dales@kirkland.com

If to the Company, to:

DLTx ASA

Grundigen 2

0250 Oslo, Norway

Attention:	Thomas Christensen
E-mail:	tc@dltasa.no

with a copy (which shall not constitute notice) to:

Reed Smith LLP

599 Lexington Avenue

26th Floor

New York, NY 10022

Attention:	Herbert F. Kozlov
E-mail:	hkozlov@reedsmith.com

and

Reed Smith LLP

2850 N. Harwood Street, Suite 1500

Dallas, TX 75201

Attention:	Lynwood E. Reinhardt
E-mail:	lreinhardt@reedsmith.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 9.5             Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Section 9.6             Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided, that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and BMAC shall pay, or cause to be paid, all Unpaid BMAC Expenses and (b) if the Closing occurs, then (i) New BMAC shall pay, or cause to be paid, all Unpaid Company Expenses and all Unpaid BMAC Expenses and (ii) New BMAC shall promptly reimburse the Company for one hundred percent (100%) of the Reimbursable Company Expenses.

Section 9.7             Construction; Interpretation. The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (k) the words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to BMAC, any documents or other materials posted to the electronic data room located at CLP Collaborate under the project name “Project Crypto” as of 5:00 p.m., Eastern Time, at least one (1) Business Day prior to the date of this Agreement; (l) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; (m) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement); and (n) all references to the “date hereof” mean the date of this Agreement. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 9.8             Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the BMAC Disclosure Schedules corresponding to any Section or subsection of Article 4 (in the case of the Company Disclosure Schedules) or Article 5 (in the case of the BMAC Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of Article 4 (in the case of the Company Disclosure Schedules) or Article 5 (in the case of the BMAC Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article 4 or Article 5 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.

Section 9.9             Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 6.14, Section 6.15, the last sentence of this Section 9.9 and Section 9.13, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The BMAC Sponsor shall be an express third-party beneficiary of the last sentence of Section 6.4, Section 6.16(c), Section 6.17, Section 9.2, Section 9.3, this Section 9.9 and Section 9.14.

Section 9.10          Severability. Whenever possible, each provision (or part thereof) of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision (or part thereof) of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions (or parts thereof) of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision (or part thereof) of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 9.11           Counterparts; Electronic Signatures. This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.

Section 9.12          Knowledge of Company; Knowledge of BMAC. For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 9.12(a) of the Company Disclosure Schedules, assuming reasonable due inquiry and investigation. For all purposes of this Agreement, the phrase “to BMAC’s knowledge” and “to the knowledge of BMAC” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 9.12(b) of the BMAC Disclosure Schedules, assuming reasonable due inquiry and investigation. For the avoidance of doubt, none of the individuals set forth on Section 9.12(a) of the Company Disclosure Schedules or Section 9.12(b) of the BMAC Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

Section 9.13           No Recourse. This Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and without limiting the generality of the foregoing, none of the Representatives of BMAC or the Company shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter or the transactions contemplated hereby or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, except as expressly provided herein or, for the avoidance of doubt, for claims pursuant to any Ancillary Document by any party(ies) thereto against any other party(ies) thereto on the terms and subject to the conditions therein.

Section 9.14          Extension; Waiver. The Company prior to the Closing and the BMAC Sponsor after the Closing may (a) extend the time for the performance of any of the obligations or other acts of the BMAC Parties set forth herein, (b) waive any inaccuracies in the representations and warranties of the BMAC Parties set forth herein or (c) waive compliance by the BMAC Parties with any of the agreements or conditions set forth herein. BMAC (prior to the Closing Date) and the BMAC Sponsor (after the Closing Date), may (i) extend the time for the performance of any of the obligations or other acts of the Company set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 9.15          Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.15.

Section 9.16          Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, in the event, but only in the event, that the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the action or proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such Party (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 9.16 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 9.4 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.

Section 9.17          Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 9.18          Trust Account Waiver. Reference is made to the final prospectus of BMAC, filed with the SEC (File No. 333-259770) on October 19, 2021 (the “Prospectus”). The Company acknowledges and agrees and understands that BMAC has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of BMAC’s public stockholders (including overallotment shares acquired by BMAC’s underwriters, the “Public Stockholders”), and BMAC may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of BMAC entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company each hereby agrees on behalf of itself and its Representatives that, notwithstanding the foregoing or anything to the contrary in this Agreement, neither the Company nor any of its Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between BMAC or any of its Representatives, on the one hand, and, the Company or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). The Company on its own behalf and on behalf of its Representatives (including, for the avoidance of doubt, in the case of the Company, its future equityholders), hereby irrevocably waives any Trust Account Released Claims that it or any of its Representatives (including, for the avoidance of doubt, in the case of the Company, its future equityholders) may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with BMAC or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with BMAC or its Affiliates).

* * * * *

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

BLOCKCHAIN MOON ACQUISITION CORP.

By:	/s/ Enzo Villani
Name: Enzo Villani
Title: Chief Executive Officer

[Signature Page to Business Combination Agreement]

MALIBU PARENT INC.

By:	/s/ Enzo Villani
Name: Enzo Villani
Title: President

[Signature Page to Business Combination Agreement]

HERMOSA MERGER SUB LLC

By:	/s/ Enzo Villani
Name: Enzo Villani
Title: President

[Signature Page to Business Combination Agreement]

DLTx ASA

By:	/s/ Thomas Christensen
Name: Thomas Christensen
Title: Chief Executive Officer

[Signature Page to Business Combination Agreement]

Annex A

Supporting Company Shareholders

1.	Hope for More AS
2.	Distributed Ledger Technologies LLC
3.	Timothy Furey
4.	Simon Campbell
5.	OptOut Digital LLC
6.	Michael Terpin

Exhibit A

Form of Transaction Support Agreements

[see attached]

Exhibit B

Excluded Assets

[see attached]